UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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 BLACKBAUD, INC.

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Notice of 2014
Annual Meeting
and
Proxy Statement

April 30, 2014

Fellow Blackbaud Stockholders:
As stewards of our Company, we are committed to achieving sustainable long-term performance and creating stockholder value through the execution of a strong business model. With that in mind, the Board of Directors is pleased with the Company's progress. In 2013, the Company:

•	Increased annual revenue by 13% from $447.4 million in 2012 to $503.8 million in 2013;

•	Grew recurring revenue to approximately 70% of total revenue in 2013;

•	Provided returns to stockholders by paying $22.1 million in dividends;

•	Generated cash flow from operations of $107.2 million during 2013, an increase of 56% compared to $68.7 million in 2012;

•	Increased income from operations by 165% from $19.4 million in 2012 to $51.5 million in 2013;

•	Reduced our debt balance by $62.6 million;

•	Increased our worldwide customer base to more than 29,000 customers in over 69 countries;

•	Grew our Enterprise CRM customer base with another 19 new CRM customers;

•	Completed the integration of Convio's operations and a realignment of our workforce as well as moved most of our San Diego, California operations to our Austin, Texas location; and

•	Successfully managed our CEO transition, culminating in our announcement in November 2013 of our new CEO, Michael P. Gianoni.
We are equally committed to continuing stockholder communication and engagement to better understand your views on our Company and, in particular, our executive compensation. In 2013, as we do every year, we reviewed our executive compensation programs with our Compensation Committee's independent outside compensation consultant, Compensia Inc. As a demonstration of the Company's constant focus on pay-for-performance, in 2013 the Company continued its practice of making annual grants to certain named executive officers of performance-based restricted stock units that vest upon both the passage of time and attainment of defined performance goals.
Our compensation decisions reinforce our strong pay-for-performance compensation philosophy. We remain committed to providing competitive, performance-based compensation opportunities to our executive officers, who collectively are responsible for making our Company successful.
We appreciate your investment in Blackbaud and value your input and continued support.

The Board of Directors of Blackbaud, Inc.

2000 Daniel Island Drive, Charleston, SC 29492 T 800.443.9441 F 843.216.6100 www.blackbaud.com

2000 Daniel Island Drive
Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2014
Fellow Blackbaud Stockholders:
The 2014 Annual Meeting of Stockholders of Blackbaud, Inc. will be held on Monday, June 23, 2014 at 4:00 p.m. EDT at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492, to take action on the following business:

1.	To elect the two Class A directors named in the Proxy Statement, each for a three-year term expiring in 2017;

2.	To approve, on an advisory basis, the 2013 executive compensation of our named executive officers;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These matters are more fully described in the Proxy Statement accompanying this Notice.
If you were a stockholder of record of Blackbaud common stock as of the close of business on April 25, 2014, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our principal office in Charleston, South Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, the Proxy Statement (including an electronic Proxy Card for the meeting) and our 2013 Annual Report to Stockholders via the Internet. Taking advantage of these rules allows us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.
You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible.

By order of the Board of Directors of Blackbaud, Inc.

Jon W. Olson
Vice President, General Counsel and Secretary
Charleston, South Carolina
Dated: April 30, 2014

i

BLACKBAUD, INC.

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2014
Information Concerning Solicitation and Voting
We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Monday, June 23, 2014 at 4:00 p.m. EDT, at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 25, 2014 are entitled to notice of and to vote at the meeting.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2013 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 30, 2014. We mailed a Notice of Internet Availability of Proxy Materials on or about April 30, 2014 to our stockholders of record and beneficial owners as of April 25, 2014, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.
Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting.
We bear the expense of soliciting proxies. We have retained AST Phoenix Advisors to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. The anticipated cost of the services of AST Phoenix Advisors is $9,000 plus expenses. Our directors, officers or employees may also solicit proxies personally or by telephone, e-mail, facsimile or other means of communication. We do not intend to pay additional compensation for doing so. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

Questions and Answers about the 2014 Annual Meeting of Stockholders

Q:	Who may vote at the meeting?

A:
The Board of Directors set April 25, 2014 as the record date for the meeting. If you owned our common stock at the close of business on April 25, 2014, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 25, 2014, there were 46,160,187 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company LLC, you are considered the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2014 Annual Meeting of Stockholders.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:
A majority of our outstanding shares as of the record date must be present at the 2014 Annual Meeting of Stockholders in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted by telephone, Internet, or properly submitted a Proxy Card or Voter Instruction Card.
If you are present in person or by proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	The three proposals to be voted on at the 2014 Annual Meeting of Stockholders are as follows:

1.	To elect the two Class A directors named in the Proxy Statement, each for a three-year term expiring in 2017;

2.	To approve, on an advisory basis, the 2013 compensation of our named executive officers; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the Proxy Card or Voter Instruction Card will vote the shares they represent using their best judgment.

Q:	How may I vote my shares in person at the meeting?

A:
If you are a stockholder of record, you have the right to vote in person at the 2014 Annual Meeting of Stockholders. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you are a beneficial owner of shares held in street name, you are also invited to attend the meeting. Because a beneficial owner is not a stockholder of record, however, you may not vote these shares in person at the meeting unless you obtain a legal proxy from your broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:
If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website http://www.astproxyportal.com/ast/25567 and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States and following the recorded instructions; or

•
By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. EDT on June 22, 2014. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•
Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•
Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or

•
If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 EDT on June 22, 2014 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be superseded).

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them.

Q:	Where can I find the voting results of the meeting?

A:	We will announce the preliminary voting results at the 2014 Annual Meeting of Stockholders. We will publish the final results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:
The Notice, Proxy Statement, Proxy Card, 2013 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are also available, free of charge, in PDF and HTML format at http://proxy.blackbaud.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
The Board of Directors consists of seven members and is divided into three classes, the members of which each serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class A directors, Timothy Chou and Joyce M. Nelson, have been nominated to fill a three-year term expiring in 2017. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2015 and 2016, respectively, will remain in office.
If you are a stockholder of record, unless you mark your Proxy Card otherwise, the proxy holders will vote the proxies received by them for the two Class A nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.
If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.
The name of and certain information regarding each Class A nominee as of April 25, 2014 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Director Since	Age	Position(s) With Blackbaud
Class A Nominees for Terms Expiring in 2017
Timothy Chou	June 2007	59	Director
Joyce M. Nelson	September 2012	63	Director
Class B Directors with Terms Expiring in 2015
Andrew M. Leitch	February 2004	70	Chairman of the Board of Directors
George H. Ellis	March 2006	65	Director
David G. Golden	July 2010	55	Director
Class C Directors with Terms Expiring in 2016
Michael P. Gianoni	January 2014	53	President, Chief Executive Officer and Director
Sarah E. Nash	July 2010	60	Director
The Board of Directors unanimously recommends that stockholders vote FOR the two Class A director nominees listed above.
Class A Director Nominees
Timothy Chou has served on the Board of Directors since June 2007. From November 1999 until January 2005, he served as President of Oracle On Demand, a division of Oracle Corporation, a provider of enterprise software and computer hardware products and services. Prior to that, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and as Vice President, Server Products, of Oracle Corporation. He served as a director of Embarcadero Technologies, Inc. from July 2000 to June 2007. Mr. Chou is the author of “The End of Software” and is a lecturer at Stanford University. Mr. Chou holds a BS in Electrical Engineering from North Carolina State University and MS and PhD degrees in Electrical Engineering from the University of Illinois Urbana-Champaign. Among other experience, qualifications, attributes and skills, Mr. Chou’s knowledge and experience in the software-as-a-service and cloud computing industry and in senior leadership roles in large organizations in the information technology industry led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
Joyce M. Nelson joined the Board of Directors in September 2012. From October 2011 to September 2012, Ms. Nelson served served as a special consultant to the in-coming President and Chief Executive Officer of the National Multiple Sclerosis Society (“NMSS”), a nonprofit organization focused on multiple sclerosis. From November 2004 to October 2011 Ms. Nelson served as President and Chief Executive Officer of NMSS. From December 1991 to November 2004 she led NMSS's national field services and fund raising departments. From June 1985 to December 1991 she lead the Mid America (Greater Kansas City)

chapter of NMSS. From September 1983 to June 1985 she oversaw fundraising activities for the Northern California Chapter of NMSS. Ms. Nelson was previously on the board of directors of NMSS and the Multiple Sclerosis International Federation, as well as the advisory board to the North Park University School of Non-Profit Management. Ms. Nelson holds a BA in English from North Park University. Among other experience, qualifications, attributes and skills, Ms. Nelson’s experience as a CEO, her knowledge and experience in the nonprofit industry and the senior leadership roles she played in a large nonprofit organization led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.
Other Directors Not Up for Re-election at this Meeting
Michael P. Gianoni has served as our President, Chief Executive Officer and a member of the Board of Directors since January 2014. Prior to joining us, he served as Executive Vice President and Group President, Financial Institutions at Fiserv, Inc., a global technology provider serving the financial services industry, from January 2010 to December 2013. He joined Fiserv as President of its Investment Services division in December 2007, where he was responsible for product, technology, sales, finance, operations and strategy. Mr. Gianoni was Executive Vice President and General Manager of CheckFree Investment Services, which provided investment management solutions to financial services organizations, from June 2006 until December 2007 when CheckFree was acquired by Fiserv. From May 1994 to November 2005, he served as Senior Vice President of DST Systems Inc., a global provider of technology-based service solutions, where he led various divisions focused on developing new platforms while ensuring stronger operational controls. Mr. Gianoni holds an AS in electrical engineering from Waterbury State Technical College, a BS with a business concentration from Charter Oak State College and an MBA from the University of New Haven. Mr. Gianoni's unique experience and perspective on the technology industry and our business led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
Andrew M. Leitch was appointed to the Board of Directors in February 2004 and has served as our Chairman since July 2009. Mr. Leitch was with Deloitte & Touche LLP, an accounting firm, for over 27 years, last serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch has served on the board of directors of the following public companies: STR Holdings, Inc. (since November 2009); Cardium Therapeutics, Inc. (since August 2007); L & L Energy, Inc. (from February 2011 to August 2011); and Aldila, Inc. (from May 2004 to February 2010). Mr. Leitch also serves as director of several private companies. He is a CPA in the State of New York and a Chartered Accountant in Ontario, Canada. Among other experience, qualifications, attributes and skills, Mr. Leitch’s experience in auditing and accounting, as well as on boards of directors and management skills, led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
George H. Ellis joined the Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of The Studer Group L.L.C., a private company in the health care industry, since September 2011. Prior to that, from July 2006 to August 2011, Mr. Ellis was Chief Financial Officer of Global 360, Inc., now OpenText, a private company offering business process management services. Since April 2010, Mr. Ellis has served on the board of Liquidity Services, Inc., currently as Chairman of its audit committee. He has also served in several capacities at Softbrands, Inc., as a member of its board of directors from October 2001 to August 2009, serving as Chairman from October 2001 to June 2006, and Chief Executive Officer from October 2001 to January 2006. Mr. Ellis was the Chairman and Chief Executive Officer of AremisSoft Corporation from October 2001 to confirmation of its plan of reorganization under Chapter 11 of the Federal Bankruptcy Code in August 2002. Mr. Ellis, who served as a director of AremisSoft from April 1999 until February 2001, accepted the position at AremisSoft to assist in the reorganization. Mr. Ellis served on the board of directors of PeopleSupport, Inc. from October 2004 to October 2008. Mr. Ellis has served on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors and supplements his skill set through ongoing engagement with the director community and access to leading practices. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University. Among other experience, qualifications, attributes and skills, Mr. Ellis’ knowledge and experience in leading large organizations in the information technology industry and his experience with accounting, financial and auditing matters, as well as with nonprofit companies, led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
David G. Golden joined the Board of Directors in July 2010. Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. Mr. Golden was a Partner, Executive Vice President and Strategic Advisor at Revolution LLC, a private investment company, from March 2006 until December 2011. Prior to that Mr. Golden spent 18 years, including five years as Vice Chairman, with J.P. Morgan Chase & Co. (and predecessor companies), a financial services firm. Mr. Golden also served as Executive Chairman at Code Advisors, a private merchant bank, from its founding in 2010 through 2012. Mr. Golden currently serves on the board of directors of Barnes & Noble, Inc., Everyday

Health, Inc. and a private company, Vinfolio, Inc. He also is the Chairman of the Board of Trustees of The Branson School. Mr. Golden has served on the boards of directors and advisory boards of several private companies. Mr. Golden holds an AB in Government from Harvard College and a JD from Harvard Law School. Among other experience, qualifications, attributes and skills, Mr. Golden’s knowledge and experience in capital markets, strategic transactions and financial and legal matters led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.
Sarah E. Nash joined the Board of Directors in July 2010. Ms. Nash currently serves on the board of directors of Knoll, Inc., Merrimack Pharmaceuticals, Inc., and Irving Oil Company, a private company. She is trustee of the New York-Presbyterian Hospital, the New York Restoration Project, and Washington and Lee University. She is also a member of the Business Leadership Council of City University of New York and the National Board of the Smithsonian Institution. Ms. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co., a financial services firm, retiring as Vice Chairman in 2005. Ms. Nash holds a BA in political science from Vassar College. Among other experience, qualifications, attributes and skills, Ms. Nash’s knowledge and experience in capital markets, strategic transactions, corporate governance and non-profit organizations led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Vote Required
The election of each Class A director requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting and voted in the election of directors. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election, and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS
Information about the Board
The Board of Directors currently comprises seven members, namely Chairman Andrew M. Leitch, Michael P. Gianoni, Timothy Chou, George H. Ellis, David G. Golden, Sarah E. Nash and Joyce M. Nelson.
We have historically separated the position of Chairman, currently independent director Andrew M. Leitch, and that of Chief Executive Officer (“CEO”), currently Michael P. Gianoni. While the Board of Directors believes the separation of these positions has served our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and CEO. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. Leitch’s experience on boards of directors and management skills, and Mr. Gianoni’s experience and understanding of our Company and industry.
Independence of Directors
The Board of Directors has adopted categorical standards or guidelines to assist it in making independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com. The Board has determined that the following six directors are independent within the meaning of Rule 5605(a)(2) of the NASDAQ Marketplace Rules: Mr. Chou; Mr. Ellis; Mr. Golden; Mr. Leitch; Ms. Nash; and Ms. Nelson. As part of such determination of independence, the Board has affirmatively determined that none of these directors has a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Gianoni, our President and CEO, is the only member of management serving as a director.
Selection of Nominees for the Board of Directors
The Nominating and Corporate Governance Committee of the Board of Directors is responsibe for establishing the criteria for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including strength of character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Our Bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director, whether by inclusion of such business in our proxy materials or otherwise, must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than 75 and not less than 45 days before the meeting at which directors are to be elected. Any such notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our Bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Board Committees
The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors in accordance with Rule 5605(a)(2) of the NASDAQ Marketplace Rules, the Sarbanes-Oxley Act and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).
Our Audit Committee currently comprises Chairman George H. Ellis, David G. Golden and Andrew M. Leitch. The Board of Directors has determined that Mr. Ellis is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee monitors the integrity of our financial statements, the performance of our internal audit function, the qualifications and independence of our independent registered public accounting firm, the procedures undertaken by the independent registered public accounting firm, and, with the assistance of quarterly reports from our General Counsel and Controller, our compliance with other regulatory and legal requirements. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent registered public accounting firm, including pre-approving all auditing services and non-audit services. Its role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm and reviewing capital management. It reviews and evaluates public disclosures related to earnings and guidance or other public disclosure matters as appropriate. See “Audit Committee Report” on page 12 of this Proxy Statement.
Our Compensation Committee currently comprises Chairman Sarah E. Nash, Timothy Chou and Andrew M. Leitch. Each member of the Compensation Committee meets the independence requirements under both Rule 5605(a)(2) and 5605(d)(2)(A) of the NASDAQ Marketplace Rules. The Compensation Committee reviews and approves all compensation decisions relating to officers, including approving the compensation decisions for the CEO. In evaluating incentive and other compensation and equity-based plans, the Compensation Committee considers the results of the most recent advisory Say-on-Pay vote. As part of its review, the Compensation Committee also considers compensation data with respect to the executive officers' counterparts at the companies in our compensation peer group and the recommendations of the CEO regarding compensation for those executive officers reporting directly to him as well as other officers. The Compensation Committee annually reviews and approves the compensation of our non-employee members of the Board of Directors, based on factors it determines appropriate. The Compensation Committee assesses issues relating to recruitment and retention. Finally, the Compensation Committee has authority to obtain, at our expense, the advice and assistance from internal or external advisors, experts and others to assist the Committee, and to the extent it engages any such advisors the Compensation Committee considers the independence of such advisors and any conflict of interest that may exist. See “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.
Our Nominating and Corporate Governance Committee currently comprises Chairman Andrew M. Leitch, Sarah E. Nash, Timothy Chou and Joyce M. Nelson. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors, reviews the qualifications and independence of the members of the Board and its various committees, recommends to the Board the Corporate Governance Guidelines, oversees such Guidelines to ensure compliance with sound corporate governance practices and legal, regulatory and NASDAQ requirements, leads the Board in its annual self-evaluation process and reviews our Company’s governance scores and ratings from third parties and recommends to the Board and our Company’s senior management Company stock ownership guidelines.
Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our CEO or any executive officers present to evaluate the performance of management.
Risk Oversight
While our Company’s senior management has responsibility for the management of risk, the Board of Directors plays a significant role in overseeing this function. The Board regularly reviews our market and business risks during its meetings and each of its committees oversees risks associated with its respective area of responsibility. In particular, the Audit Committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Nominating and Corporate Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the Committees regularly reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.
Information Regarding Meetings of the Board and Committees
During 2013, the Board of Directors held fifteen meetings, and its three committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, collectively held 27 meetings. Each of our current directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served during 2013. The following table sets forth each current director's 2013 membership and meeting information for each committee of the Board.

Name	Audit	Compensation	Nominating and Corporate Governance
Andrew M. Leitch	X	X	Chair
Michael P. Gianoni
Timothy Chou		X	X
George H. Ellis	Chair
David G. Golden	X
Sarah E. Nash		Chair	X
Joyce M. Nelson(1)			X
Number of Meetings held in 2013	13	9	5

(1)	Ms. Nelson was named to the Nominating and Corporate Governance Committee in June 2013.
Although we do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2013 Annual Meeting of Stockholders.

Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. The Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board follows, including, but not limited to, Board and Committee composition and selection, director responsibilities, director access to officers and employees and CEO performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Code of Business Conduct and Ethics and Code of Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. The Board has also adopted a separate Code of Ethics for our CEO and all senior financial officers, including our Chief Financial Officer (“CFO”), who is our principal accounting officer, Corporate Controller, or persons performing similar functions. We will provide copies of our Code of Business Conduct and Ethics and Code of Ethics without charge upon request. To obtain a copy of our Code of Business Conduct and Ethics or Code of Ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our Code of Business Conduct and Ethics and Code of Ethics are also available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Communications with the Board of Directors
Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In deciding how to vote on Proposal Two, the Board of Directors urges you to specifically consider our executive compensation philosophy, policies and practices, all of which are summarized below and more fully described under “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.
Background
The Board of Directors recognizes the interest our stockholders have expressed in how we compensate our named executive officers. At the 2012 Meeting of Stockholders, in accordance with the Board’s recommendation, the holders of 99.4% of our outstanding common stock voting on the matter endorsed holding an annual, non-binding stockholder advisory (“Say-on-Pay”) vote. As part of its commitment to our stockholders, the Board is submitting a Say-on-Pay proposal for stockholder consideration again this year and has decided to hold an annual advisory stockholder vote on executive compensation at least until the next Say-on-Pay frequency vote in 2017. Each Say-on-Pay vote is being provided as required pursuant to Section 14A of the Securities Exchange Act.
The Say-on-Pay vote is not intended to address any specific item of compensation, but rather our overall compensation philosophy, policies and practices as they relate to the named executive officers. While your vote is advisory and will not be binding on the Board of Directors or us, we strive to align our executive compensation program with the interests of our long-term stockholders. As it does every year, the Board will take into account the outcome of this year’s Say-on-Pay vote when considering future compensation actions and decisions.
Say-on-Pay Proposal
The Board believes that our executive compensation is a competitive advantage in attracting and retaining the high caliber of executive talent necessary to drive our business forward and build sustainable value for our stockholders. Accordingly, we are asking our stockholders to vote FOR the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal year 2013 and the other related tables and disclosures).”

Effect of Say-on-Pay Vote
The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting and voted is required to approve, on an advisory basis, the compensation of our named executive officers. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election, and, accordingly, will not affect the outcome of the Say-on-Pay vote.
As indicated above, the vote on Proposal Two is advisory and will not be binding on the Board of Directors or us. However, because the Board values your opinions as expressed through votes and other communications with us, it and our Compensation Committee will carefully review the 2014 Say-on-Pay voting results in an effort to better understand any issues or concerns you may have with our executive compensation. Stockholders who want to communicate with the Board on executive compensation or other matters should refer to “Communications with the Board of Directors” on page 9 of this Proxy Statement for additional information.
The Board of Directors unanimously recommends that stockholders vote, on an advisory basis, FOR the 2013 compensation of our named executive officers.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our consolidated financial statements for the fiscal year ending December 31, 2014 and recommends that stockholders vote for the ratification of such appointment. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.
PwC has audited our financial statements annually since 2000. Representatives of PwC are expected to be present at the 2014 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and respond to appropriate questions.
Vote Required
Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting. Abstentions will be counted for purposes of determining the number of shares represented and voted at the meeting, and, accordingly, will affect the outcome of this proposal.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

AUDIT COMMITTEE REPORT
Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2013, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is filed with the SEC.
Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Section 10A(m)(3) of the Exchange Act: Chairman George H. Ellis; David G. Golden; and Andrew M. Leitch. The Board of Directors has determined that Mr. Ellis is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board, a copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
PwC has served as our independent registered public accounting firm since 2000 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2013.
Summary of Fees
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.
The following table summarizes the aggregate fees billed for professional services rendered to us by PwC in 2012 and 2013. A description of these various fees and services follows the table.

	2012	2013
Audit Fees	$1,355,498	$1,009,603
Audit-Related Fees	—	—
Tax Fees	128,482	55,906
All Other Fees	1,944	1,944
Total	$1,485,924	$1,067,453
Audit Fees
The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and for other services normally provided in connection with statutory and regulatory filings, were $1,355,498 and $1,009,603 for the years ended December 31, 2012 and 2013, respectively. The decrease in audit fees from 2012 to 2013 relates primarily to additional audit fees incurred during 2012 for the post-acquisition inclusion of Convio, Inc., or Convio, and scope adjustments to the base audit.

Audit-Related Fees
There were no audit-related fees billed to us by PwC for the years ended December 31, 2012 and 2013.
Tax Fees
The tax fees billed to us by PwC for the years ended December 31, 2012 and 2013 were $128,482 and $55,906, respectively. The decrease in tax fees from 2012 to 2013 relates primarily to additional fees incurred during 2012 for transfer pricing consultations with respect to certain international tax matters.

All Other Fees
The other fees billed to us by PwC were $1,944 for the years ended December 31, 2012 and 2013, respectively, related to our subscription to PwC’s on-line technical accounting research software.
Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2012 and 2013 was compatible with maintaining the independence of PwC.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
George H. Ellis, Chairman
David G. Golden
Andrew M. Leitch

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 25, 2014, unless otherwise noted below, for the following:

•	Each person or entity known by us to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	Each of the named executive officers named in the Summary Compensation table;

•	Each director; and

•	All current directors and executive officers as a group.
Applicable percentage ownership is based on 46,160,187 shares of common stock outstanding as of April 25, 2014, unless otherwise noted below, together with applicable options and stock appreciation rights (“SARs”) for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options and SARs currently exercisable, or exercisable within 60 days after April 25, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and SARs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name and address of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Janus Capital Management LLC(3)	5,529,854	—	—	5,529,854	11.98%
151 Detroit Street
Denver, Colorado 80206
Eaton Vance Management(4)	5,241,028	—	—	5,241,028	11.35%
2 International Place
Boston, Massachusetts 02110
Brown Capital Management, LLC(5)	4,776,183	—	—	4,776,183	10.35%
1201 North Calvert Street
Baltimore, Maryland 21202
BlackRock, Inc.(6)	4,068,986	—	—	4,068,986	8.81%
40 East 52nd Street
New York, New York 10022
Macquarie Group Limited(7)	3,141,354	—	—	3,141,354	6.81%
No. 1 Martin Place
Sydney, New South Wales, Australia
The Vanguard Group, Inc.(8)	3,122,228	—	—	3,122,228	6.76%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Anthony W. Boor(9)	35,495	—	23,553	59,048	*
Marc E. Chardon(10)	58,883	—	—	58,883	*
Kevin W. Mooney	41,866	—	—	41,866	*
Timothy Chou	21,582	—	—	21,582	*
Joseph D. Moye	21,184	—	—	21,184	*
David G. Golden	19,723	—	—	19,723	*
Andrew M. Leitch	18,955	—	—	18,955	*
Sarah E. Nash	15,923	—	—	15,923	*
George H. Ellis	14,486	—	—	14,486	*
Joyce M. Nelson	8,728	—	—	8,728	*
Bradley J. Holman	1,575	—	—	1,575	*
All current executive officers and directors as a group (15 persons)	328,806	—	239,606	568,412	1.23%

*	Less than one percent.

(1)	Includes only options exercisable within 60 days of April 25, 2014.

(2)	Includes only SARs exercisable within 60 days of April 25, 2014.

(3)
Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2014 by Janus Capital Management, LLC. Janus reported that it has sole voting and dispositive power over 5,529,854 shares due to its ownership of INTECH Investment Management and Perkins Investment Management LLC. Janus provides investment advice to Janus Trition Fund, which has sole voting and dispositive power over 3,127,672 shares.

(4)	Based on information contained in Schedule 13G/A filed with the SEC on January 27, 2014 by Eaton Vance Management. Eaton reported that it has sole voting and dispositive power over 5,241,028 shares.

(5)
Based on information contained in Schedule 13G/A filed with the SEC on February 13, 2014 by Brown Capital Management, LLC. Brown reported that it has sole voting power over 3,047,165 shares and sole dispositive power over 4,776,183 shares.

(6)
Based on information contained in Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. BlackRock reported that it has sole voting power over 3,919,316 shares and sole dispositive power over 4,068,986 shares. On Schedule 13G/A, BlackRock does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(7)
Based on information contained in Schedule 13G/A filed jointly with the SEC on February 14, 2014 by Macquarie Group Limited, Macquarie Bank Limited, Delaware Management Holdings, Inc. and Delaware Management Business Trust. Delaware Management Holdings, Inc. and Delaware Management Business Trust each have sole voting and sole dispositive power over 3,141,354 shares. Macquarie Group Limited is the owner of Macquarie Bank Limited, Delaware Management Holdings, Inc. and Delaware Management Business Trust.

(8)
Based on information contained in Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. Vanguard reported that it has sole voting power over 63,027 shares, sole dispositive power over 3,061,801 shares and shared dispositive power over 60,427 shares.

(9)	Mr. Boor served as our interim President and CEO from August 31, 2013 to January 13, 2014.

(10)	Mr. Chardon resigned from our Board of Directors and as our President and CEO effective August 31, 2013.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and any person or entity who owns more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) reports on behalf of our executive officers and directors based on the information provided by them. Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during fiscal year 2013, all our officers, directors and, to our knowledge, 10% stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Compensation Committee Report
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with our Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is filed with the SEC.
THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
Sarah E. Nash, Chair
Timothy Chou
Andrew M. Leitch
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our executive compensation program, as well as the philosophy underlying this program and our related policies and practices. It focuses on the compensation of our named executive officers for 2013, who were:

•	Marc E. Chardon, our former President and CEO;

•	Anthony W. Boor, our Senior Vice President and CFO, who also served as interim President and CEO during 2013, after Mr. Chardon resigned;

•	Bradley J. Holman, our President, International Business Unit (“IBU”);

•	Joseph D. Moye, our President, Enterprise Customer Business Unit (“ECBU”); and

•	Kevin W. Mooney, our President, General Markets Business Unit (“GMBU”).
CEO Transition
In January 2013, Mr. Chardon resigned as our President and CEO and as a member of the Board of Directors. His resignation became effective August 31, 2013. Mr. Boor served as interim President and CEO in addition to his responsibilities as Senior Vice President and CFO from August 31, 2013 to January 13, 2014. Michael P. Gianoni joined us as our President and CEO effective January 13, 2014, as referenced in our Form 8-K filed with the SEC on November 13, 2013.
Executive Summary
Our executive compensation program is designed to reward our senior management for effectively building stockholder value.
2013 Business Highlights
We are the leading global provider of software and related services designed specifically for nonprofit organizations. Our customers use our products and services to help increase donations, reduce fundraising costs, build online communities and improve communications with constituents, manage their finances and optimize operations. We believe that through the strength of our business model and senior leadership team, we delivered on our strategic priorities last year. In particular, we:

•	Increased our worldwide customer base to more than 29,000 customers in over 69 countries;

•	Grew our Enterprise CRM customer base with another 19 new CRM customers;

•	Completed the integration of Convio's operations and a realignment of our workforce as well as the move of most of our San Diego, California operations to our Austin, Texas location; and

•	Successfully managed our CEO transition, culminating in our announcement in November 2013 of our new CEO, Michael P. Gianoni.

These accomplishments and others resulted in a year of positive financial performance for our Company, demonstrated as follows:

•	Increased annual revenue by 13% from $447.4 million in 2012 to $503.8 million in 2013;

•	Grew recurring revenue to approximately 70% of total revenue in 2013;

•	Provided returns to stockholders by paying $22.1 million in dividends;

•	Generated cash flow from operations of $107.2 million during 2013, an increase of 56% compared to $68.7 million in 2012;

•	Increased income from operations by 165% from $19.4 million in 2012 to $51.5 million in 2013; and

•	Reduced our debt balance by $62.6 million.
In 2013, for the second consecutive year, we were the highest ranked scorer on the ZDNet CRM Watchlist - The Watchlist Elite listing. In addition, we ranked #1 on Capterra's 2013 Top Nonprofit Software list, and ranked #137 in Software 500, the world's largest ranking of software and service providers. For the fourth consecutive year, we were ranked on The InformationWeek 500, an annual listing of the nation’s most innovative users of business technology, and named one of the best places to work in South Carolina.
2013 Stockholder Advisory Vote on Named Executive Officer Compensation
We conducted a non-binding stockholder advisory vote on the compensation of our named executive officers at our 2013 Annual Meeting of Stockholders. At that time, the holders of 98.1% of our outstanding common stock voting on the matter voted in favor of the compensation of our named executive officers as disclosed in the proxy statement for such Annual Meeting. The Board of Directors has considered the results of this vote and believes they represent a positive affirmation of our executive compensation program and practices and our continued commitment to stockholder communication and engagement and responsiveness to stockholder concerns.
While this vote is advisory and, therefore, not binding on us or the Board of Directors, the Compensation Committee carefully considers the results of the vote in the context of our executive compensation program, policies, and practices. The Board of Directors and the Compensation Committee value our stockholders' opinions and, to the extent there is any significant vote against the compensation of the named executive officers, we will consider their concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns, as it has done in the past.
We also believe that it is important for our stockholders to have an opportunity on an annual basis to express their views regarding our executive compensation program, policies, and practices as disclosed in our proxy statement. In addition to our annual advisory vote on the compensation of the named executive officers, which is consistent with the frequency preferred by our stockholders, we are committed to ongoing engagement with our stockholders on executive compensation.
Overview of Compensation Philosophy and Executive Compensation Program
Our compensation program is designed to reward achievement of quantitative performance goals directly related to generating positive returns for our stockholders and to attract, retain and motivate our executive officers in an increasingly competitive talent market. The components of our executive compensation program are:

Component	Description of Compensation Component

Base Salary
Provide competitive fixed pay based on individual experience and contributions, corporate performance, historical compensation practices for our executive officers, and analysis of compensation peer group

Annual Cash Bonus	Determine the annual cash bonus based on our performance in relation to pre-established corporate and individual goals and objectives

Equity Awards
Consist of a combination of restricted stock awards (“RSAs”), restricted stock units (“RSUs”), SARs, performance-based stock appreciation rights (“PSARs”) and performance-based restricted stock units (“PRSUs”)

“Double-Trigger” Change in Control Severance Arrangements	Provide change in control payments and benefits to our executive officers only upon termination of employment within 12 months of a change in control of our Company

Other Benefits	Generally provide the same health and welfare benefits to all of our employees

2013 Executive Compensation Actions
For 2013, the Compensation Committee continued to use our executive compensation program to focus on creating incentives for our executive officers to achieve our financial and operational objectives and foster sustainable stockholder value creation. The key compensation decisions of the Compensation Committee for 2013 for the named executive officers were as follows:

•	Increased base salaries of our named executive officers by between 3.0% and 7.2% from their 2012 levels;

•	Awarded cash bonuses that were, on average, 88% of each named executive officer's target annual cash bonus;

•	Approved equity awards consisting of RSAs and RSUs, all at levels that met competitive market concerns, supported our retention objectives, and rewarded individual performance;

•	Negotiated a separation agreement with our former President and CEO;

•	Negotiated a letter agreement with our interim President and CEO;

•	Entered into management transition retention agreements with certain executive officers; and

•	Negotiated and entered into an employment agreement with our new President and CEO.
The following is a summary of Mr. Gianoni's compensation under his employment agreement:

•	Mr. Gianoni's base salary is $600,000 per year, subject to annual increases;

•	Mr. Gianoni received an initial grant of RSAs valued at $1.5 million, which shares will vest equally over a four year period subject to Mr. Gianoni's continued employment;

•
Mr. Gianoni received an initial grant of PRSUs valued at $1.5 million, which shares will vest over a three year period subject to the achievement of performance goals pre-established by the Board of Directors and his continued employment;

•
Mr. Gianoni received a bonus payment of $870,000 to help offset his relocation and other transition costs. Mr. Gianoni would be required to be repay this amount if he is terminated by us for cause (as defined in the agreement) or if he resigns before completing 18 months of continuous employment with us;

•
For 2014 and each year thereafter during the term of the agreement, Mr. Gianoni is eligible to receive an annual bonus targeted at 100% of his then current base salary, dependent upon the achievement of performance goals pre-established by the Board of Directors in its discretion. Amounts may range from zero to 200% of the target based on performance;

•
For 2015 and each year thereafter during the term of the agreement, Mr. Gianoni will be eligible to receive an annual equity-based award grant with a target value of $1.5 to $2.0 million and a value ranging from zero to 200% of the target. In addition, up to 70% of the annual equity-based grant will be contingent upon our performance with respect to the achievement of pre-established performance goals. The award will vest over a four year period subject to the achievement of performance goals pre-established by the Board of Directors and Mr. Gianoni's continued employment.

Mr. Gianoni's employment agreement can be found attached as Exhibit 10.72 to our Annual Report on Form 10-K filed with the SEC on February 26, 2014.
2013 Corporate Governance Policies and Practices
During 2013, we maintained robust corporate governance policies and practices including:

•	The Compensation Committee is composed solely of independent directors;

•	The Compensation Committee retains its own independent compensation consultant that performs no other consulting or other services for the Company;

•
The Compensation Committee conducts an annual review of our executive compensation program, including a review of our compensation-related risk profile, to ensure that any compensation-related risks are not reasonably likely to have a material adverse effect on our Company;

•	Our arrangements for paying post-employment compensation provide for “double-trigger” change in control payments and benefits;

•	We do not provide non-cash benefits or perquisites (such as guaranteed retirement or pension plan benefits) for our executive officers that are not available to our employees generally;

•	The 2008 Equity Incentive Plan (the “Plan”) does not permit stock option exchanges or repricing without stockholder approval;

•
Company employees are not permitted to hedge their economic exposure to our common stock and Company directors and Section 16(a) reporting executive officers may not pledge their ownership interests in our common stock to secure a loan; and

•
Continued emphasis on performance-based compensation by continuing the practice of award grants of PSARs or PRSUs to certain named executive officers which vest upon both the passage of time and the attainment of certain performance goals.

Executive Compensation Philosophy and Program
Our executive officers are primarily rewarded for successfully meeting quantitative performance goals directly related to generating positive returns for our stockholders. In particular, our executive compensation program is designed to achieve three primary objectives:

1.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executive officers and motivate them to perform at their highest level.

2.	Stockholder Value Creation. Structure compensation through base salary, cash bonus opportunities, and performance-based equity awards, which will ultimately promote increased value for stockholders.

3.
Pay-for-Performance. Ensure actual compensation realized by our executive officers is linked to the attainment and furtherance of our short-term and long-term business strategies thereby enhancing operational performance and stockholder return.

The principal components of our executive compensation program support these objectives as follows:

Compensation Components	Compensation Objective(s) Supported
Base Salary	#1 and #2
Annual Cash Bonus	#1, #2 and #3
Equity Awards	#1, #2 and #3
“Double-Trigger” Change in Control Severance Arrangements	#1 and #2
Other Benefits	#1
Executive Compensation-Setting Process
The Compensation Committee works closely with its independent compensation consultant and senior management to address executive compensation matters throughout the year. The Compensation Committee met 9 times in 2013. During these meetings the Compensation Committee reviewed our executive compensation program and formulated its compensation actions for the year, and made decisions regarding the compensation for our CEO and the other named executive officers. The Compensation Committee may create a subcommittee consisting of one or more of its members and may delegate any of its duties and responsibilities to such subcommittee, unless otherwise prohibited by applicable laws or listing standards. In addition, the Compensation Committee may delegate any of its duties and responsibilities, including the administration of equity incentive or employee benefit plans, to the Compensation Committee Chairman, unless otherwise prohibited by applicable laws or listing standards.
Role of the Compensation Committee
The Compensation Committee has overall responsibility for our executive compensation program and approves our executive compensation decisions. Its principal duties and responsibilities include:

•
Establishing our compensation philosophy, policies, and practices for our executive officers, including the compensation objectives and target pay levels, and approving the compensation peer group used for assessing the competitiveness of our executive compensation;

•	Establishing and approving corporate goals and objectives relevant to the compensation of our CEO and, in light of those goals and objectives, evaluating and determining his compensation level;

•
Reviewing and overseeing the corporate goals and objectives relevant to the compensation of our other executive officers, including the other named executive officers, taking into account the practices of the compensation peer group and other appropriate factors, such as corporate and individual performance and historical compensation practices for such executive officers and the recommendations of our CEO;

•	Establishing appropriate compensation, retention, incentive, severance, and benefit policies and programs for our executive officers;

•	Reviewing and recommending, with input from the Board of Directors, equity compensation plans for our executive officers and employees; and

•	Conducting periodic competitive evaluations of our executive compensation program.
Our Compensation Committee consists entirely of independent directors in accordance with the NASDAQ Marketplace Rules including Rule 5605(d)(2)(A), and operates pursuant to a charter that further outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board of Directors

and is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.
Role of our CEO
Our CEO evaluates and makes recommendations regarding the compensation of our executive officers, including the other named executive officers, but the Compensation Committee deliberates and approves executive compensation. At the end of each fiscal year, our CEO reviews with the Compensation Committee the performance of each executive officer and makes recommendations with respect to his or her base salary, target annual cash bonus opportunity, and equity awards for the ensuing year. In formulating his recommendations, our CEO considers both internal and external compensation data from our Human Resources Department and the Compensation Committee's compensation consultant. The Compensation Committee consults with the full Board of Directors (excluding our CEO) in making decisions regarding the CEO's compensation.
Role of Compensation Consultant
Pursuant to its written charter, the Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist it in the performance of its duties and responsibilities. Currently, the Compensation Committee engages Compensia, Inc. a national compensation consulting firm, to provide advice and information relating to executive and director compensation. Compensia reports to the Compensation Committee and does not provide any services to management. From time to time, the Compensation Committee may direct its advisors to work with our Human Resources Department to support it in matters relating to the fulfillment of its charter.
During 2013, at the request and on behalf of our Compensation Committee, Compensia:

•	Assessed our executive compensation program and practices, particularly with respect to our pay-for-performance alignment;

•
Advised on the size and structure of the cash components of our executive compensation program (i.e., base salary and target annual cash bonus opportunities, and performance measures and weighting of bonuses);

•	Advised on the composition, structure, and competitiveness of the equity component of our executive compensation program;

•	Advised on the composition of our compensation peer group;

•	Advised on the design and amount of the compensation package for our new CEO; and

•	Advised on the compensation for the non-employee members of the Board of Directors.
The Compensation Committee has evaluated Compensia's engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the committee did not raise any conflict of interest, and that Compensia is independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.
Competitive Positioning
The Compensation Committee does not seek to deliver a specified percentage of pay to our executive officers through each component of the compensation program; rather, it adheres to the overall principle of delivering the majority of executive compensation in variable, performance-based forms. For base salary, annual cash bonuses, and equity awards, generally our strategy has been to evaluate individual experience and contribution, corporate performance, historical compensation practices for our executive officers, and compensation peer group analyses. With respect to base salary and annual cash bonuses, we generally target pay to be competitive to the market. At times, the Compensation Committee has approved compensation levels for individual executive officers above and below target pay positions, based on experience, individual contribution, and the Company's performance relative to the compensation peer group, to ensure an appropriate pay-for-performance alignment.
In identifying the compensation peer group, the Compensation Committee considers other software companies with comparable annual revenue. Each year, the Compensation Committee reviews the current compensation peer group, with the assistance of its compensation consultant, to determine whether it is still appropriate. It updates the compensation peer group for changes resulting from mergers, acquisitions, bankruptcies, going private transactions, and other changes in strategic focus or circumstances, removing from the group any companies that no longer fit the relevant criteria and adding ones that do.

The following peer group was established by the Compensation Committee and used to execute our executive compensation program for 2013:

ACI Worldwide, Inc.	JDA Software Group, Inc.(1)
Advent Software, Inc.	MedAssets, Inc.
Athenahealth, Inc.	MicroStrategy Incorporated
Concur Technologies, Inc.	Quality Systems, Inc.
Conversant, Inc.	Rovi Corporation
Dealertrack Technologies, Inc.	Solera Holdings, Inc.
Digital River, Inc.	SS&C Technologies Holdings, Inc.
Epiq Systems, Inc.	Tyler Technologies, Inc.
Informatica Corporation

(1)	This company was removed from the peer group due to its acquisition by another entity.
In addition to the practices of the compensation peer group, the Compensation Committee reviews the executive pay practices of other similarly sized software companies with whom we compete for talent as reported in the Radford Global Technology Survey. This information is considered when making determinations for each component of compensation as well as total compensation.
Analysis of 2013 Executive Compensation
Base Salary
Base salary is one of the few fixed components in our executive compensation program. The Compensation Committee reviews the base salaries of our executive officers each year and makes adjustments as it deems necessary and appropriate based on its consideration of individual experience and contributions, corporate performance, historical compensation practices for our executive officers and its assessment of the competitive market.
In 2013, the Compensation Committee increased base salaries of our named executive officers other than Mr. Chardon by between 3.0% and 7.2%, effective April 1, 2013, as set forth in the table below. The Compensation Committee made these adjustments after taking into consideration the individual achievements of each named executive officer, in recognition of our success in delivering on our 2012 strategic priorities, the recommendations of our CEO (except with respect to his own base salary), and the factors described above.

Named Executive Officer	2012 Base Salary(1) ($)	2013 Base Salary(2) ($)	Salary Adjustment
			($)	(%)
Marc E. Chardon(3)	613,400	613,400	—	—
Anthony W. Boor(4)	353,300	375,000	21,700	6.1%
Bradley J. Holman(5)	347,198	357,602	10,404	3.0%
Joseph D. Moye	370,000	390,000	20,000	5.4%
Kevin W. Mooney	373,300	400,000	26,700	7.2%

(1)	Effective April 1, 2012.

(2)	Effective April 1, 2013.

(3)	Mr. Chardon did not receive an increase in base salary for 2013 in light of his then-pending retirement, which occurred on August 31, 2013.

(4)	Mr. Boor's base salary as reflected in this table is for his services in his capacity as Senior Vice President and CFO only.

(5)
Mr. Holman is paid in Australian dollars (AUD). The amounts shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during 2013. The average daily exchange rate for 2013 was 1 AUD = 0.9678 USD.

Annual Cash Bonus
Annual cash bonuses represent one of the principal variable pay components of our executive compensation program, and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32. Each year, we provide our executive officers with the opportunity to earn cash bonuses based on the following measures:

•	the Company's performance as measured against one or more pre-established corporate objectives;

•	the executive officer's individual performance as measured against one or more pre-established organizational or departmental goals within the executive officer's purview; and

•	where applicable, the financial performance of the executive officer's business unit.
Target Annual Cash Bonus Opportunities
For 2013, the Compensation Committee set the target annual cash bonus opportunity for our then CEO at 100% of his base salary, as stipulated in his employment agreement. In addition, the Compensation Committee set the target annual cash bonus opportunities for the other named executive officers at 50% of their base salaries, consistent with their bonus opportunities for 2012, and based on a review of the competitive market for 2013.
Each named executive officer's target annual cash bonus opportunity was weighted between corporate performance, business unit performance and individual performance as follows:

Named Executive Officer	Portion of Target Annual Cash Bonus Opportunity Attributable to Corporate Performance Measures	Portion of Target Annual Cash Bonus Opportunity Attributable to Department, IBU, ECBU or GMBU Performance Measures	Portion of Target Annual Cash Bonus Opportunists Attributable to Individual Performance Measures
Marc E. Chardon(1)	80%	—	20%
Anthony W. Boor	35%	35%(2)	30%
Bradley J. Holman	20%	50%	30%
Joseph D. Moye	20%	50%	30%
Kevin W. Mooney	20%	50%	30%

(1)
In connection with Mr. Chardon's departure from the Company, the Compensation Committee agreed as part of his separation and release agreement to pay him $406,693, which represents the pro rata share of his target cash bonus accrued through his resignation date of August 31, 2013.

(2)	Mr. Boor's 2013 target annual cash bonus opportunity is 17.5% based on the achievement of a departmental expense budget and 17.5% based on the achievement of department objectives.
Corporate Performance Measures
For 2013 as in 2012, the Compensation Committee selected Adjusted Revenue (as defined below) and Adjusted EBIT (as defined below) as the corporate performance measures to be used for purposes of the corporate performance factor used to determine our executive officers annual cash bonuses. For purposes of determining annual cash bonuses, “Adjusted Revenue” meant the Company's 2013 Non-GAAP revenue as reported and presented in our periodic reports filed with the SEC, less incremental revenue attributable to the prospective change in presentation from net to gross for revenue and costs associated with our payment processing services as a result of certain third-party arrangements that had changes in contractual terms effective October 2013. “Adjusted EBIT” meant the sum of the following components, determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with GAAP and as publicly reported: (a) net income, plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, (iii) bonus expense, (iv) amortization expense, (v) stock-based compensation, and (vi) acquisition-related costs, less (c) interest income, any extraordinary gains and certain year-end accounting adjustments.
In addition, the Compensation Committee set the target level for the revenue performance measure at $516.0 million and the target level for the Adjusted EBIT performance measure at $282.2 million, with each performance measure to be equally weighted. Finally, the Compensation Committee determined that the threshold levels for each performance measure would have to be achieved for any amount to be paid under that respective corporate performance measure.
The determination of each named executive officer’s potential payout under the corporate performance measure was based on the following matrix:

Corporate Performance Measure	Performance/Payout
	Below Threshold	Threshold	Target	Maximum
Adjusted Revenue as % of target	<90%	90%	100%	115%
Adjusted EBIT as % of target	<90%	90%	100%	115%
Maximum individual potential bonus as % of target	—	50%	100%	200%

For 2013, our achievement against the corporate performance measures was 96.7% with respect to Adjusted Revenue and 97.5% with respect to Adjusted EBIT, for a corporate performance factor of 97.1%. The corporate performance factor reduces payments by 5% for every 1% shortfall from the target performance level. Therefore, the Compensation Committee determined that, with respect to the corporate performance measures, the application of the corporate factor resulted in a payout of approximately 85.5% of the target payout.
Individual Performance Measures and Bonus Determinations

Mr. Boor

The Compensation Committee determined Mr. Boor’s 2013 bonus 35% based on the achievement of corporate performance measures as described above, 17.5% based on the achievement of a departmental expense budget, 17.5% based on achievement of department objectives and 30% based on the Committee's evaluation of his individual performance during the year. For the corporate performance component of his 2013 bonus, Mr. Boor received $55,559 (approximately 86% of the 35% of total target annual cash bonus opportunity attributable to corporate performance).

Because the departmental expense budget performance component of his 2013 bonus was achieved, Mr. Boor received $32,338 (100% of the 17.5% of total target annual cash bonus opportunity attributable to department budget performance).

For the department objectives performance component of his 2013 bonus, Mr. Boor received $29,492 (approximately 91% of the 17.5% of total target annual cash bonus opportunity attributable to department objective performance).

Mr. Boor also received $47,398 for the individual performance component of his 2013 bonus (approximately 86% of the 30% of his target annual cash bonus opportunity attributable to individual performance). In determining the amount of this component, the Compensation Committee considered Mr. Boor's strong leadership throughout the year as Senior Vice President and CFO and also as interim President and CEO for the final four months of 2013.

Mr. Holman

The Compensation Committee determined Mr. Holman’s 2013 bonus 20% based on the achievement of the corporate performance measures described above, 50% based on the achievement of overall IBU performance and 30% based on the Committee's evaluation of Mr. Holman’s individual performance during the year. For the corporate performance component of his 2013 bonus, Mr. Holman received $30,521 (approximately 86% of the 20% of his target annual cash bonus opportunity attributable to corporate performance).

For purposes of the overall IBU performance component of his 2013 bonus, Mr. Holman received $123,440 (approximately 139% of the 50% of his target annual cash bonus opportunity attributable to IBU performance). The Compensation Committee evaluated overall IBU performance against revenue and EBIT metrics as follows:

		Performance/Payout
Performance Metric	2013 Target	Below Threshold	Threshold	Target	Maximum
Revenue	$43.6 million	<90%	90%	100%	115%
EBIT	$6.7 million	<90%	90%	100%	115%
Maximum potential bonus as % of target		—	50%	100%	200%

The revenue and EBIT threshold level had to be achieved for any IBU performance bonus to be paid. The revenue and EBIT metrics are each measured quarterly and annually and are weighted equally. For 2013, IBU achieved 99.0% of target for revenue and 148.4% of target for EBIT for an overall IBU performance bonus factor of 139.1%. The bonus factor reduces payments by 5% for every 1% shortfall from the target.

Mr. Holman also received $45,529 for the individual performance component of his 2013 bonus (approximately 86% of the 30% of his target annual cash bonus opportunity attributable to individual performance). In determining the amount of this component, the Compensation Committee considered Mr. Holman's strong leadership and performance in leading the IBU.

Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during 2013. The average daily exchange rate for this period was 1 AUD = 0.9678 USD.

Mr. Moye

The Compensation Committee determined Mr. Moye’s bonus 20% based on the achievement of corporate performance measures described above, 50% based on the achievement of overall ECBU performance and 30% based on the Committee's evaluation of Mr. Moye’s performance during the year. For the corporate performance component of his 2013 bonus, Mr. Moye received $33,078 (approximately 86% of the 20% of his target annual cash bonus opportunity attributable to corporate performance).

For the overall ECBU performance component of his 2013 bonus, Mr. Moye received $99,316 (approximately 103% of the 50% of his target cash bonus opportunity attributable to ECBU performance). The Compensation Committee evaluated overall ECBU performance against revenue, EBIT and bookings as follows:

		Performance/Payout
Performance Metric	2012 Target	Below Threshold	Threshold	Target	Maximum
Revenue	$197.7 million	<90%	90%	100%	115%
EBIT	$106.7 million	<90%	90%	100%	115%
Bookings	$95.0 million			100%	115%
Maximum potential bonus as % of target		—	50%	100%	200%

The revenue and EBIT threshold levels had to be achieved for any ECBU performance bonus to be paid. The revenue, EBIT and bookings metrics are each measured quarterly and annually. The revenue and bookings metrics are each weighted 25% while EBIT is weighted 50%. For 2013, ECBU achieved 97.8% of target for revenue, 97.1% of target for bookings and 102.1% of target for EBIT, for an overall ECBU performance bonus factor of 103.2%. The bonus factor reduces payments by 5% for every 1% shortfall from the target.

Mr. Moye also received $49,376 for the individual performance component of his 2013 bonus (approximately 86% of the 30% of his target annual cash bonus opportunity attributable to individual performance). In determining the amount of this component, the Compensation Committee considered Mr. Moye's strong leadership and performance in leading the ECBU.

Mr. Mooney

The Compensation Committee determined Mr. Mooney’s 2013 bonus 20% based on the achievement of corporate performance measures described above, 50% based on the achievement of overall GMBU performance and 30% based on the Committee's evaluation of Mr. Mooney’s individual performance during the year. For the corporate performance component of his 2013 bonus, Mr. Mooney received $33,780 (approximately 86% of the 20% of his target annual cash bonus opportunity attributable to corporate performance).

For the overall GMBU performance component of his 2013 bonus, Mr. Mooney received $73,341 (approximately 75% of the 50% of his target cash bonus opportunity attributable to GMBU performance). The Compensation Committee evaluated overall GMBU performance against revenue and EBIT as follows:

		Performance/Payout
Performance Metric	2012 Target	Below Threshold	Threshold	Target	Maximum
Revenue	$230.6 million	<90%	90%	100%	115%
EBIT	$144.4 million	<90%	90%	100%	115%
Maximum potential bonus as % of target		—	50%	100%	200%

The revenue and EBIT threshold levels had to be achieved for any GMBU performance bonus to be paid. The revenue and EBIT metrics are each measured quarterly and annually and are weighted equally. For 2013, GMBU achieved 95.9% of target for revenue and 93.8% of target for EBIT, for an overall GMBU performance bonus factor of 74.6%. The bonus factor reduces payments by 5% for every 1% shortfall from the target.

Mr. Mooney also received $50,444 for the individual performance component of his 2013 bonus (approximately 86% of the 30% of his target annual cash bonus opportunity attributable to individual performance). In determining the amount of this component, the Compensation Committee considered Mr. Mooney's strong leadership and performance in leading the GMBU.

Summary of Bonus Payments
Following is a summary of the maximum, target and actual annual cash bonus amounts paid to our named executive officers for 2013.
Long-Term Incentive Compensation
We grant various long-term equity incentive awards to our executive officers under the Plan to align their interests with those of our stockholders. Based on feedback we received from our stockholders and our assessment of the competitive market, since 2010, we have placed an increasing emphasis on performance-based compensation for our executive officers, particularly as it relates to equity awards. In 2010, we began granting our named executive officers, including our CEO, PRSUs. In 2011, we replaced the annual time-based RSA grant to our CEO with annual grants of PRSUs. In 2012, we revised our practice with respect to annual SARs to our named executive officers other than our CEO to provide for both performance-based and time-based vesting, rather than solely depending upon time-based vesting, as was previously the case. Each of our named executive officers is eligible to receive time-based RSAs or time-based RSUs, and our named executive officers (other than our CEO), is eligible to receive time-based SAR awards, which time-based RSA, RSU and SAR awards generally vest annually in four equal amounts beginning on the first anniversary of the date of grant. The time-based awards remain an important element of our executive compensation program as they facilitate retention of key executive talent. The following describes 2013 grants and the status of the various equity awards to our named executive officers since 2011:
2011 PRSU Awards to Executive Officers
In 2011, the Compensation Committee granted PRSU awards to our executive officers to reinforce our commitment to performance-based compensation. The 2011 PRSU awards were to be earned, and vest, at the end of a single three-year performance period (2011 through 2013), with the earned amount dependent on where we fell within a pre-established performance matrix for the following corporate performance measures:

•	our compound annual growth rate (“CAGR”) for revenue;

•	our Non-GAAP EBIT; and

•	customer retention.
Pursuant to the terms of the 2011 PRSU awards, if we achieved the target performance goals for the performance period, Messrs. Chardon and Mooney would have each earned a total of 9,448 shares of our common stock (valued at $253,395 based on the grant date fair value of $26.82 per share). Mr. Holman would have earned a total of 5,669 shares of our common stock (valued at $152,043 based on the grant date fair value of $26.82 per share). 150% of the target shares would have been earned if we met or exceeded the maximum performance goals during the performance period. Any shares of our common stock that were not earned at the end of the performance period as a result of not meeting the performance threshold were forfeited or canceled.
The following table indicates the number of shares of our common stock subject to the 2011 PRSU awards that would have been earned if we met minimum, target, or maximum performance goals in the performance period.

Performance Period	Performance Measure	Minimum	Target	Maximum	Weighting
2011-2013	CAGR for Revenue	15.0%	17.0%	19.0%	30%
	Non-GAAP EBIT	18.0%	21.0%	25.0%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares for Messrs. Chardon and Mooney		4,724	9,448	14,172
Potential Shares for Mr. Holman		2,850	5,669	8,504
While we did not achieve the minimum goals for CAGR for revenue or Non-GAAP EBIT, we did achieve customer retention of approximately 96%, which resulted in a payout of 2,622 shares (approximately 28% of target) to Messrs. Chardon and Mooney and 1,573 shares (approximately 28% of target) to Mr. Holman. The remaining, unearned 17,748 shares were forfeited and canceled.
2011 PRSU Award to Mr. Chardon
In 2011, the Compensation Committee granted Mr. Chardon a PRSU award (“2011 Chardon PRSU Award”) that could be earned in three equal increments over three cumulative performance periods (November 10, 2011 through November 9, 2012, November 10, 2011 through November 9, 2013 and November 10, 2011 through November 9, 2014) based on our total shareholder return (“TSR”) for each performance period compared to the TSR of 28 other Global Industry Classification Standard (“GICS”) 4510 companies with revenue equal to 0.5 to 2.0 times our revenue and a market capitalization equal to 0.60 to 2.2 times our market capitalization (our “2011 TSR Index”). The target number of shares for each performance period of the 2011 Chardon PRSU Award was 11,965.
We selected companies in our 2011 TSR Index so that the 2011 Chardon PRSU Award would reward Mr. Chardon based on an objective measurement of our TSR in each performance period compared to the TSR of similar companies in which our stockholders might reasonably be expected to invest (as opposed to our compensation peer group that reflects companies with which we compete for executive talent).
For purposes of the 2011 Chardon PRSU Award, TSR was calculated taking (a) our ending stock price minus our beginning stock price, plus the amount of dividends or other distributions paid per share to our stockholders of record during the performance period, expressed as a percentage of (b) the beginning stock price. Our 2011 TSR Index included the following companies:

ACI Worldwide, Inc.	NetSuite Inc.
Advent Software, Inc.	Pegasystems Inc.
Aspen Technology, Inc.	Progressive Software Corporation
Bottomline Technologies (de), Inc.	Qlik Technologies Inc.
CommVault Systems, Inc.	RealPage, Inc.
Concur Technologies, Inc.	SS&C Technologies Holdings, Inc.
Fair Isaac Corporation	Synchronoss Technologies, Inc.
Fortinet, Inc.	TeleNav, Inc.
Manhattan Associates, Inc.	TiVo Inc.
MicroStrategy Incorporated	The Ultimate Software Group, Inc.
NetScout Systems, Inc.	Tyler Technologies, Inc.
We removed Ariba, Inc., JDA Software Group, Inc., Radiant Systems, Inc., SuccessFactors, Inc., Taleo Corporation and Websense, Inc. from our 2011 TSR Index as they were acquired by other companies subsequent to the grant date.
The shares of our common stock subject to the 2011 Chardon PRSU Award could be earned on a linear scale in each performance period comparing our TSR to that of companies in our 2011 TSR Index, with no shares of our common stock subject to the PRSU award being earned in any performance period if our TSR was less than the 25th percentile of our 2011 TSR Index, 100% being earned if our TSR was at the 50th percentile of our 2011 TSR Index, and 150% being earned if our

TSR was between the 76th and 100th percentile of our 2011 TSR Index. If our TSR is negative, the maximum percentage of the shares of our common stock subject to the 2011 Chardon PRSU Award that could have been earned was 100%, regardless of how our TSR compared to that of companies in our 2011 TSR Index.
For the first performance period, our TSR ranked in the 27th percentile compared to our 2011 TSR Index, which resulted in a payout of 6,462 shares (approximately 54% of target) to Mr. Chardon. The remaining, unearned 5,503 shares from the first performance period were forfeited and canceled.
For the second performance period, our TSR ranked in the 48th percentile compared to our 2011 TSR Index, which resulted in a payout of 11,630 shares (approximately 97% of target) to Mr. Chardon. The remaining, unearned 335 shares from the second performance period were forfeited and canceled. In accordance with Mr. Chardon's employment agreement, the calculation and payout for the second performance period occurred upon his resignation effective August 31, 2013.
All of the unearned 11,965 shares from the final performance period were forfeited and canceled when Mr. Chardon resigned as our President and CEO effective August 31, 2013.
2012 PRSU Award to Mr. Chardon
In 2012, the Compensation Committee granted Mr. Chardon a PRSU award (“2012 Chardon PRSU Award”) that could be earned in three equal increments over three cumulative performance periods (November 6, 2012 through November 6, 2013, November 6, 2012 through November 6, 2014 and November 6, 2012 through November 6, 2015) based on our TSR for each performance period compared to the TSR of 24 other GICS 4510 companies with revenue equal to 0.5 to 2.0 times our revenue and a market capitalization equal to 0.60 to 2.2 times our market capitalization (our “2012 TSR Index”). The target number of shares for each performance period of the 2012 Chardon PRSU Award was approximately 6,831.
We selected companies in our 2012 TSR Index so that the 2012 Chardon PRSU Award would reward Mr. Chardon based on an objective measurement of our TSR in each performance period compared to the TSR of similar companies in which our stockholders might reasonably be expected to invest (as opposed to our compensation peer group that reflects companies with which we compete for executive talent).
For purposes of the 2012 Chardon PRSU Award, TSR was calculated taking (a) our ending stock price minus our beginning stock price, plus the amount of dividends or other distributions paid per share to our stockholders of record during the performance period, expressed as a percentage of (b) the beginning stock price. Our 2012 TSR Index included the same companies as our 2011 TSR Index.
The shares of our common stock subject to the 2012 Chardon PRSU Award could be earned on a linear scale in each performance period comparing our TSR to that of companies in our 2012 TSR Index, with no shares of our common stock subject to the PRSU award being earned in any performance period if our TSR was less than the 25th percentile of our 2012 TSR Index, 100% being earned if our TSR was at the 50th percentile of our 2012 TSR Index, and 150% being earned if our TSR was between the 76th and 100th percentile of our 2012 TSR Index. If our TSR was negative, the maximum percentage of the shares of our common stock subject to the 2012 Chardon PRSU Award that could have been earned was 100%, regardless of how our TSR compared to that of companies in our 2012 TSR Index.
For the first performance period, our TSR ranked in the 77th percentile compared to our 2012 TSR Index, which resulted in a payout of 10,245 shares (approximately 150% of target) to Mr. Chardon. In accordance with Mr. Chardon's employment agreement, the calculation and payout for the first performance period occurred upon his resignation effective August 31, 2013.
All of the unearned 13,660 shares from the second and final performance periods were forfeited and canceled when Mr. Chardon resigned as our President and CEO effective August 31, 2013.
2012 PSAR Awards to Named Executive Officers Other than Mr. Chardon
In 2012, the Compensation Committee granted PSARs to all of our named executive officers, other than Mr. Chardon. The shares of our common stock subject to the PSARs were to be earned in four equal increments over four cumulative performance periods (November 6, 2012 through November 6, 2013, November 6, 2012 through November 6, 2014, November 6, 2012 through November 6, 2015 and November 6, 2012 through November 6, 2016) which vesting is to begin when our stock price appreciates 25% over $22.24, which was the strike price at the date of grant, for any one period of 30 consecutive trading days during the contractual term of the PSARs (the “PSAR Performance Metric”).
As of April 16, 2013, the PSAR Performance Metric was met as our stock price remained above $27.80 during the 30 consecutive trading days between March 5, 2013 and April 16, 2013. As a result, the shares of our common stock subject to the PSARs will now vest according to the time-based vesting schedule noted above subject to each named executive officer's continued employment.

The table below lists the number of shares of our common stock subject to the PSARs that the Compensation Committee granted to each named executive officer other than Mr. Chardon in 2012.

Name	Number of PSARs
Anthony W. Boor	91,481
Bradley J. Holman	80,504
Joseph D. Moye	36,593
Kevin W. Mooney	91,481

2013 Awards to Named Executive Officers
The table below sets forth the number of shares of our common stock subject to RSAs and RSUs granted to each named executive officer based on their performance in 2013, which are reflected in the Summary Compensation Table for 2013 below. The Compensation Committee determined award levels after considering peer group practices with respect to the economic value of equity compensation (i.e., the fair value of awards on the date of grant), individual performance, criticality of role, expected future contributions of and the long-term retention objectives for each named executive officer, and our performance compared to our peer group.

Name	Number of RSUs(1)	Number of RSAs(1)
Marc E. Chardon(2)	—	—
Anthony W. Boor	—	15,585
Bradley J. Holman	12,988	—
Joseph D. Moye	—	12,988
Kevin W. Mooney	—	12,988

(1)	All of the equity-based awards noted above were granted to the named executive officers on November 6, 2013.

(2)	Mr. Chardon resigned as our President and CEO and as a member of the Board of Directors effective August 31, 2013.
The Compensation Committee has historically granted RSAs (except to Mr. Holman, who has elected to receive unvested RSUs as equity compensation in lieu of RSAs) and other long-term equity incentive awards to our named executive officers during the fourth quarter of each year. However, the Compensation Committee's annual grant of other long-term equity incentive awards to each named executive officer for 2013 was not made until the first quarter of 2014 when the performance metrics for these awards were finalized and so are not included in the Summary Compensation Table for 2013.
Post-Employment Compensation
We have entered into arrangements with our named executive officers, which provide for payments and benefits upon a termination of employment in connection with a change in control of the Company. Based on our review of competitive market data and best practices, these arrangements generally only provide payments and benefits if a named executive officer's employment is terminated within 12 months following a change in control of the Company either by us without cause or by the named executive officer for good reason.
On March 15, 2013, we entered into additional agreements with certain of our executive officers including each of our named executive officers (other than our CEO) which provide for payments and benefits if, within 12 months following our hiring of a new CEO, an executive officer's employment is terminated by us without cause or the executive officer resigns for good reason. These arrangements are intended to benefit stockholders by preserving employee morale, encouraging productivity and ensuring executive officer retention, particularly during periods of uncertainty caused by a CEO transition.
For a detailed discussion of these arrangements and an estimate of the payments and benefits that our named executive officers would be eligible to receive in certain circumstances pursuant to their agreements, see “Employment Arrangements” beginning on page 38 of this Proxy Statement.

Other Benefits
Health and Welfare Benefits
Generally, the Compensation Committee seeks to provide our executive officers with health and welfare benefits on the same basis as all of our full-time employees. These benefits include health, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we make matching contributions under our Section 401(k) plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
Perquisites and Other Personal Benefits
Historically, we have not provided perquisites and other personal benefits to our executive officers. While we do not view perquisites or other personal benefits as a significant component of our executive compensation program, from time to time, the Compensation Committee may provide certain of the named executive officers with perquisites or other personal benefits in amounts deemed to be reasonable where it believes that these benefits may be useful in attracting, motivating, and retaining the executive talent for which we compete, to assist our executive officers in performing their duties and to provide certain time efficiencies in appropriate circumstances.
Other Compensation Policies
Equity Grant Policy
We do not have an established formal policy with respect to the timing of equity awards in coordination with the release of material nonpublic information. As a matter of practice and informal policy, however, the Compensation Committee generally grants equity awards during periods considered to be our “open trading windows” (that is, the periods beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter). In addition, any options to purchase shares of our common stock are required to be granted with an exercise price at least equal to the fair market value of our common stock on the date of grant.
Compensation Recovery Policy
In December 2011, we amended Mr. Chardon's employment agreement to add a compensation recovery (“clawback”) feature which provides that Mr. Chardon must return to the Company all incentive-based compensation he receives from us to the extent required by any Company clawback or recoupment policy, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and/or Section 303 of the Sarbanes-Oxley Act of 2002. We included a similar clawback feature in Mr. Gianoni's employment agreement.

Executive Officer Stock Ownership Guidelines
Under our Executive Officer Stock Ownership Guidelines, our CEO and the CEO’s officer-level direct reports are expected to acquire and hold through all equity compensation, as defined below, in the following amounts:

•	For the CEO, the lesser of (i) equity in an amount equal to three times base salary or (ii) 70,000 shares; and

•	For the CEO’s officer-level direct reports, the lesser of (i) equity in an amount equal to 1.5 times base salary, or (ii) 20,000 shares.
For purposes of these Guidelines, equity compensation includes all shares of our common stock owned by an executive officer, including purchased shares, vested RSAs and RSUs and, shares received upon the exercise of options and/or SARs. Vested, unexercised options and/or SARs will also count, at 100% of their intrinsic value. We expect our CEO and the CEO’s officer-level direct reports to meet these Guidelines within five years of receiving their first annual equity award after the later of their hire date or the adoption of these Guidelines.

Other Considerations
Tax Deductibility of Executive Compensation
The Compensation Committee considers the potential impact of Section 162(m) of the Code in designing and administering our executive compensation program. Section 162(m) disallows a tax deduction for any publicly-held corporation for compensation exceeding $1 million paid in any taxable year to our CEO and our three other most highly compensated executive officers (other than our CFO). Compensation in excess of $1 million may be deducted if it qualifies as “performance-based compensation” for purposes of Section 162(m) or satisfies the conditions for another exemption from the deduction limit. In this regard, the compensation income realized upon the exercise of stock options or SARs granted under a stockholder-approved employee stock plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.
It is the Compensation Committee's policy to periodically review and consider whether particular compensation, including incentive compensation, paid or awarded to our executive officers will be deductible for federal income tax purposes. Based on our current compensation plans and policies, and proposed regulations interpreting Section 162(m), we believe that, for the near future, we will not lose material tax deductions for executive compensation. In addition, to maintain flexibility in the administration of our executive compensation program, the Compensation Committee reserves the discretion to compensate our executive officers in a manner that it believes to be in the best interests of the Company and our stockholders, even if these arrangements do not qualify for deductibility under the federal income tax laws.
Accounting for Stock-based Compensation
We account for stock-based compensation awards in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Under FASB ASC Topic 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period. We determine the fair value of stock options and stock appreciation rights using a Black-Scholes option pricing model, which requires us to use significant judgment to make estimates regarding the life of the award, volatility of our stock price, the risk-free interest rate and the dividend yield of our stock over the life of the award. We determine the fair value of awards that contain market conditions using a Monte Carlo simulation model. Changes to these estimates would result in different fair values of awards.
We estimate the number of awards that will be forfeited and recognize expense only for those awards that we expect will ultimately vest. Significant judgment is required in determining the adjustment to compensation expense for estimated forfeitures. Compensation expense in a period could be impacted, favorably or unfavorably, by differences between estimated and actual forfeitures.
Risk Assessment of Compensation
The Compensation Committee has assessed our compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the combination of different types and amounts of compensation, together with our internal controls and Board oversight, mitigates potential compensation risks.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning compensation paid by us to our named executive officers for services rendered to us in all capacities in 2011, 2012 and 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(5) ($)	Total ($)
Marc E. Chardon former President and CEO	2013	408,933	—	—	436,693	30,340	875,966
	2012	608,925	942,827	—	589,421	42,026	2,183,199
	2011	595,500	1,987,244	—	436,859	69,445	3,089,048
Anthony W. Boor(3) Senior Vice President and CFO and former interim President and CEO	2013	609,575	556,385	—	164,787	21,077	1,351,824
	2012	352,475	250,645	618,412	175,885	32,458	1,429,875
	2011	46,440	406,489	390,509	—	4,859	848,297
Bradley J. Holman(4) President, International Business Unit	2013	355,001	463,672	—	199,489	57,730	1,075,892
	2012	369,220	227,871	544,207	192,456	42,611	1,376,365
	2011	361,515	344,590	184,698	103,972	32,536	1,027,311
Joseph D. Moye President, Enterprise Customer Business Unit	2013	385,000	463,672	—	181,770	33,519	1,063,961
	2012	92,500	364,580	484,928	42,689	2,140	986,837
Kevin W. Mooney President, General Markets Business Unit	2013	393,325	463,672	—	157,564	20,978	1,035,539
	2012	370,150	250,645	618,412	184,586	19,946	1,443,739
	2011	357,650	490,390	227,324	179,923	19,656	1,274,943

(1)
The reported amounts represent the aggregate grant date fair value of awards of RSAs, RSUs and PRSUs, computed in accordance with FASB ASC Topic 718, and, for PRSUs, assume performance at the target level for each such award. The reported amounts are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The Compensation Committee has historically granted RSAs (or RSUs in the case of Mr. Holman) and other long-term equity incentive awards to our named executive officers during the fourth quarter of each year. While RSAs/RSUs were granted to each named executive officer other than Mr. Chardon during 2013, the Compensation Committee's annual grant of other long-term equity incentive awards to each named executive officer for 2013 was not made until the first quarter of 2014 when the performance metrics for these awards were finalized. Therefore, no PRSUs were granted in 2013.

(2)
The reported amounts represent the aggregate grant date fair value of awards of SARs and PSARs computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 13 of the financial statements included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014.

(3)
Mr. Boor's 2013 base salary includes $240,000 of additional base compensation for his service as interim President and CEO in addition to his responsibilities as Senior Vice President and CFO from August 31, 2013 to December 31, 2013. This additional base compensation was agreed to in a Letter Agreement dated October 23, 2013 between the Company and Mr. Boor attached as Exhibit 10.70 to our Current Report on Form 8-K filed with the SEC on October 25, 2013.

(4)
Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are reported above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during the respective year. The average daily exchange rates for 2013, 2012 and 2011 were 1 AUD = 0.9678 USD, 1 AUD = 1.0355 USD and 1 AUD = 1.0329 USD, respectively.

(5)	Includes the following for each named executive officer:

Name	Year	401(k) Company Match ($)	Dividends Paid on Restricted Stock ($)	Life and Disability Insurance Premiums ($)	Health Savings Account Contributions ($)
Marc E. Chardon	2013	5,833	21,198	3,309	—
	2012	7,500	30,561	3,765	200
	2011	7,350	33,258	3,537	300
Anthony W. Boor	2013	7,650	11,602	1,825	—
	2012	7,500	7,708	2,050	200
	2011	—	1,695	164	—
Joseph D. Moye	2013	7,650	8,444	693	—
	2012	—	1,967	173	—
Kevin W. Mooney	2013	7,650	11,633	1,695	—
	2012	7,500	10,326	1,920	200
	2011	7,350	10,314	1,692	300
Also includes a reimbursement of $25,000 paid to Mr. Chardon in 2011 for the negotiation of amendments to his employment agreement, a commuter allowance of $15,000 and $3,000 paid to Mr. Boor in 2012 and 2011 respectively, relocation costs of $16,732 paid to Mr. Moye in 2013 and employer contributions of $57,730, $42,611 and $32,536 to Mr. Holman’s superannuation fund in 2013, 2012 and 2011 respectively, in compliance with the Australian minimum compulsory superannuation laws.

Realizable Compensation
Actual compensation realizable in 2011, 2012 and 2013 by our named executive officers is shown in the table below. This table supplements the Summary Compensation Table that appears on page 32. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value RSAs, RSUs, stock options, PRSUs, SARs and PSARs. SEC rules require that the grant date fair value of all RSAs, RSUs, stock options, PRSUs, SARs and PSARs be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to RSAs, RSUs, stock options, PRSUs, SARs and PSARs that have not vested and for which the value is therefore uncertain (and which may ultimately have no value at all). In contrast, this supplemental table includes only the value attributable to RSAs, RSUs, stock options, PRSUs, SARs and PSARs that vested during the applicable fiscal year and shows the value of the vested portions of those awards as of the applicable vesting date. It should be noted that there is no assurance that these named executive officers will actually realize the entire value attributed in the table below to the option, SAR and PSAR awards, since the ultimate value of these awards will depend on when the awards are exercised. For additional information on options, SARs and PSAR awards exercised during 2013, see “Option Exercises and Stock Vested in 2013” on page 38 of this Proxy Statement.

Name	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Marc E. Chardon	2013	408,933	1,841,621	463,694	436,693	30,340	3,181,281
	2012	608,925	—	122,642	589,421	42,026	1,363,014
	2011	595,500	863,828	251,931	436,859	69,445	2,217,563
Anthony W. Boor	2013	609,575	227,153	391,094	164,787	21,077	1,413,686
	2012	352,475	74,504	—	175,885	32,458	635,322
	2011	46,440	—	—	—	4,859	51,299
Bradley J. Holman(3)	2013	355,001	116,303	361,843	199,489	57,730	1,090,366
	2012	369,220	72,303	—	192,456	42,611	676,590
	2011	361,515	46,407	16,294	103,972	32,536	560,724
Joseph D. Moye	2013	385,000	292,633	270,883	181,770	33,519	1,163,805
	2012	92,500	—	—	42,689	2,140	137,329
Kevin W. Mooney	2013	393,325	395,045	614,373	157,564	20,978	1,581,285
	2012	370,150	330,362	85,111	184,586	19,946	990,155
	2011	357,650	247,001	184,885	179,923	19,656	989,115

(1)
Amounts shown represent the aggregate value of all RSAs, RSUs and PRSUs that vested during the applicable year. The value of vested RSAs, RSUs and PRSUs is calculated by multiplying the number of shares vested by the closing market price of our common stock on the date that the shares were released to the award recipients.

(2)
Amounts shown represent the aggregate value of all SARs, PSARs and stock options that vested during the applicable fiscal year. The value of vested SARs, PSARs and stock options is calculated by multiplying the number of shares vested by the difference (but not less than zero) between the exercise price and the closing market price of our common stock on the vesting date without regard to actual SAR, PSAR or option exercise activity.

(3)
Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during the respective year. The average daily exchange rates for 2013, 2012 and 2011 were 1 AUD = 0.9678 USD, 1 AUD = 1.0355 USD and 1 AUD = 1.0329 USD, respectively.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2013 on all of our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan name	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	1,250,533	24.15	5,628,754
2004 Stock Plan(2)	53,676	22.93	—
Equity compensation plans not approved by stockholders
Blackbaud, Inc. 2009 Equity Compensation Plan for Employees from Acquired Companies(3)	—	—	94,339
Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended(4)	3,977	11.04	—
Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended(5)	6,538	10.49	—
Convio, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended(5)	2,430	17.79	—
Weighted – Average Remaining Term of all Awards	4.9

(1)
At December 31, 2013, 840,453 shares under the 2008 Equity Incentive Plan were unvested, 420 shares under the Convio, Inc. 2009 Stock Incentive Plan, as amended were unvested and all shares under the 2004 Stock Plan, the Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended and the Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended were vested.

(2)	The 2004 Stock Plan was terminated as to future grants by our Board of Directors on April 24, 2008.

(3)
Our Company adopted this plan so that it could issue registered shares of its common stock to certain of its employees pursuant to employment contracts or other agreements or arrangements entered into in connection with its acquisition of eTapestry.com, Inc., Kintera, Inc. (“Kintera”), and any other company in the future.

(4)	This plan was approved by Kintera stockholders and assumed by our Company upon its acquisition of Kintera in July 2008.

(5)	This plan was approved by Convio stockholders and assumed by our Company upon its acquisition of Convio in May 2012.

GRANTS OF PLAN-BASED AWARDS FOR 2013
The following table sets forth information regarding the grants of plan-based awards to our named executive officers in 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc E. Chardon	—	—	613,400	1,226,800
Anthony W. Boor	—	—	187,500	375,000
	11/6/2013							15,585	(3)			556,385
Bradley J. Holman	—	—	178,801	357,602
	11/6/2013							12,988	(3)			463,672
Joseph D. Moye	—	—	195,000	390,000
	11/6/2013							12,988	(3)			463,672
Kevin W. Mooney	—	—	200,000	400,000
	11/6/2013							12,988	(3)			463,672

(1)
Mr. Chardon’s total annual cash bonus was targeted at 100% of his annual base salary, pursuant to his employment agreement. Total annual cash bonuses for our other named executive officers were targeted at 50% of the base salary each individual was expected to earn in 2013. The maximum cash bonus for each named executive officer is twice his target cash bonus opportunity.

(2)
Mr. Holman is paid in Australian dollars. Mr. Holman's target annual cash bonus and maximum annual cash bonus shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during 2013. The average daily exchange rate for 2013 was 1 AUD = 0.9678 USD.

(3)
Each of our named executive officers (other than Mr. Chardon) was granted the number of RSAs (or RSUs in the case of Mr. Holman) provided next to their names in the table. All RSAs and RSUs vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to the named executive officer's continued employment. The vested and unvested shares of common stock subject to RSAs are eligible to receive dividends or dividend equivalents declared by the Company.

Historically, the Compensation Committee has granted other long-term equity incentive awards in addition to restricted stock to our named executive officers during the fourth quarter of each year. The Compensation Committee's annual grant of other long-term equity incentive awards to each named executive officer for 2013 was not made until the first quarter of 2014 when the performance metrics for these awards were finalized.

(4)
The grant date fair value of the equity awards is calculated in accordance with FASB ASC Topic 718. See Note 13 of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END
The following table sets forth information concerning unexercised SARs and PSARs and shares of restricted stock and restricted stock units that had not vested for the named executive officers as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs/PSARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs/PSARs Unexercisable (#)		Option/SAR/PSAR Exercise Price ($)	Option/ SAR/PSAR Expiration Date	Number of Shares or Units of Restricted Stock That Have Not Vested (#)		Market Value of Shares or Units of Restricted Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Anthony W. Boor	23,553	23,553	(1)	28.78	11/13/2018	31,100	(6)	1,170,915	—	—
		68,611	(2)	22.24	11/5/2019
Bradley J. Holman	—	5,581	(3)	26.79	11/7/2017	25,667	(7)	966,363	—	—
	—	11,444	(4)	28.06	11/9/2018
		60,378	(2)	22.24	11/5/2019
Joseph D. Moye	—	32,934	(5)	22.24	11/5/2019	21,184	(8)	797,578	—	—
		27,445	(2)	22.24	11/5/2019
Kevin W. Mooney	—	8,371	(3)	26.79	11/7/2017	27,487	(9)	1,034,886	—	—
	—	14,085	(4)	28.06	11/9/2018
		68,611	(2)	22.24	11/5/2019

(1)
The unvested SARs underlying this award will vest in two equal annual installments beginning on November 14, 2014, subject to continued employment, and shall be settled in stock at the time of exercise.

(2)
The unvested PSARs underlying this award will vest in three equal annual installments beginning on November 6, 2014, subject to continued employment as the PSAR Performance Metric was met on April 16, 2013. The PSARs shall be settled in stock at the time of exercise.

(3)	The unvested SARs underlying this award will vest on November 8, 2014, subject to continued employment, and shall be settled in stock at the time of exercise.

(4)
The unvested SARs underlying this award will vest in two equal annual installments beginning on November 10, 2014, subject to continued employment, and shall be settled in stock at the time of exercise.

(5)
The unvested SARs underlying this award will vest in three equal annual installments beginning on November 6, 2014, subject to continued employment, and shall be settled in stock at the time of exercise.

(6)
The unvested portion of Mr. Boor’s awards will vest as follows: 7,062 restricted shares in two equal annual installments beginning on November 14, 2014; 8,453 restricted shares in three equal annual installments beginning on November 6, 2014; and 15,585 restricted shares in four equal annual installments beginning on November 6, 2014.

(7)
The unvested portion of Mr. Holman's awards will vest as follows: 1,563 restricted stock units on November 8, 2014; 3,431 restricted stock units in two equal annual installments beginning on November 10, 2014; 7,685 restricted stock units in three equal annual installments beginning on November 6, 2014; and 12,988 restricted stock units in four equal annual installments beginning on November 6, 2014.

(8)
The unvested portion of Mr. Moye’s awards will vest as follows: 8,196 restricted shares in two equal annual installments beginning on November 6, 2014; and 12,988 restricted shares in four equal annual installments beginning on November 6, 2014.

(9)
The unvested portion of Mr. Mooney’s awards will vest as follows: 1,823 restricted shares on November 8, 2014; 4,223 restricted shares in two equal annual installments beginning on November 10, 2014; 8,453 restricted shares in three equal annual installments beginning on November 6, 2014; and 12,988 restricted shares in four equal annual installments beginning on November 6, 2014.

(10)	Based on 37.65 per share which was the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2013, the last trading day of that fiscal year.

OPTION EXERCISES AND STOCK VESTED IN 2013
The table below sets forth information concerning the exercise of SARs and PSARs and vesting of RSAs, RSUs and PRSUs for each named executive officer during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc E. Chardon	503,554	5,041,983	51,586	1,841,621
Anthony W. Boor	22,870	314,691	6,348	227,153
Bradley J. Holman	48,309	504,346	5,839	207,731
Joseph D. Moye	20,125	253,173	8,197	292,633
Kevin W. Mooney	141,019	1,663,354	11,885	395,045

(1)	The amounts reported represent the market value of the shares of our common stock subject to the SARs or PSARs on the date of exercise less the applicable exercise price.

(2)	The amounts reported represent the market value of the shares of our common stock on the date of vesting.

Nonqualified Deferred Compensation and Retirement Plans
We do not maintain deferred compensation or defined benefit pension or supplemental retirement plans for executive officers.
Employment Arrangements
Set forth below are descriptions of the principal terms of the employment agreements and retention agreements currently in effect with our named executive officers and, where applicable, the estimated potential payments and benefits that these individuals may receive upon a termination of employment or upon a change in control of our Company.
Mr. Chardon
Mr. Chardon's employment agreement, as amended, provided that Mr. Chardon would hold his role as President and CEO on a year-by-year basis, and that the Board of Directors elected annually whether or not to renew Mr. Chardon's employment for additional one-year terms and provide him notice of any renewal.
The agreement prohibited Mr. Chardon from participating in any business that directly competes with us and from soliciting any employee of ours to leave us for one year after termination of the agreement. Also, the agreement prohibited Mr. Chardon from soliciting our customers or clients for one year after termination of the agreement.
The agreement contained a clawback provision pursuant to which Mr. Chardon must return to us all incentive-based compensation he receives to the extent required by any Company clawback or recoupment policy, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and/or Section 303 of the Sarbanes Oxley Act of 2002. We were not obligated to pay tax gross-up payments to Mr. Chardon if, in connection with payments following termination, the payments are subject to taxation under Section 409A of the Code.
Mr. Chardon resigned as our President and CEO and as a member of the Board of Directors effective August 31, 2013. His resignation was treated as a termination by Mr. Chardon for good reason, as defined in the agreement. Accordingly, we have been obligated to:

•	Pay Mr. Chardon his accrued compensation to his resignation date;

•	Continue to pay his base salary for a period of 24 months after his resignation date;

•	Pay a pro rata share of his cash bonus accrued through resignation date;

•	Accelerate vesting of all of his then-unvested restricted stock outstanding by 12 months;

•
Accelerate vesting of all of his then-unvested stock options outstanding by 12 months (Mr. Chardon will have 180 days from the resignation date to exercise vested stock options, after which time they will terminate);

•
Accelerate vesting of all his then-unvested SARs outstanding by 12 months (Mr. Chardon will have two years from his resignation date to exercise vested SARs granted pursuant to the agreement, after which time they will terminate, and 90 days from his resignation date to exercise all other SARs, after which time they will terminate);

•
Accelerate vesting of all his then-unvested PRSUs, but only if and to the extent that such unvested PRSUs would have vested had Mr. Chardon continued employment with us until the end of the first performance period which ends after his resignation date; and

•	Provide health benefits at the same level as in effect on his resignation date for a period of 18 months.

Finally, his agreement provided that, if any payments made to Mr. Chardon are deemed to be “parachute payments” under Section 280G(b)(2) of the Code, our Company would have reduced the payments to the minimum extent necessary to avoid imposition of any excise tax or the disallowance of a deduction to our Company under Section 280G(b)(2) of the Code, unless the reduction would result in an after-tax amount that is less than if the reduction had not been made. None of the payments made to Mr. Chardon are deemed “parachute payments.”
Messrs. Boor, Holman, Moye and Mooney
Employee Agreements
We have entered into at-will employment agreements with Messrs. Boor, Holman, Moye and Mooney, each dated December 16, 2012. Each employee agreement prohibits the officer from entering into employment with any direct competitor or soliciting any employee of ours to leave us for one year after termination of the agreement. In addition, each agreement prohibits the solicitation of our customers or clients for one year after termination of the agreement. These agreements do not provide for any severance payments or benefits and have no set term. Each of these agreements includes an assignment of intellectual property clause.
Retention Agreements
Each of Messrs. Boor, Holman, Moye and Mooney are also party to retention agreements with us. The retention agreements provide for “double-trigger” severance payments and benefits under certain specified circumstances, as described below. We are not obligated to pay tax gross-up or other payments to Messrs. Boor, Holman, Moye or Mooney if, in connection with payments received following a termination of employment, the payments are subject to taxation under Section 409A of the Code.
If Messrs. Boor, Holman, Moye or Mooney's employment is terminated within 12 months following a change in control of our Company, as defined in the retention agreements, either by us without cause, or by the officer for good reason, we will be obligated to:

•	Pay him 1.5 times his base salary;

•	Accelerate and fully vest any then-unvested RSAs;

•	Accelerate and fully vest any then-unvested PRSUs;

•	Accelerate and fully vest his unvested SARs that have strike prices lower than the closing price of our common stock on December 31, 2012; and

•	Provide health benefits for the lesser of 12 months following the termination date or until he becomes eligible for insurance benefits from another employer.
The retention agreements define the term “cause” generally as:

•	Conviction or plea of no contest to any felony;

•	Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	Willful and repeated failure or refusal to perform his or her reasonably assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	Willful violation of his or her employment agreement.
The retention agreements define “good reason” generally as:

•	Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	A reduction in the officer's base salary or target bonus compensation or a material reduction of any employee benefit or perquisite;

•
Failure by us to obtain the assumption in writing of our obligation to honor the officer's agreements by any purchaser of all or substantially all of our assets within 30 calendar days after a sale or transfer of such assets; and/or

•
A relocation of his or her office to a location more than 40 miles from his or her existing office location, without the officer's consent, or a material adverse change in the business travel requirements of the officer's position.

The retention agreements define a “change in control” generally as:

•	The consummation of a merger or consolidation in which our stockholders immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	A sale of all or substantially all of our assets; and/or

•	Our liquidation or dissolution.

Management Transition Retention Agreements
Effective March 15, 2013, we entered into Management Transition Retention Agreements with Messrs. Boor, Holman, Moye and Mooney. Each of these agreements provides that we will make certain payments to Messrs. Boor, Holman, Moye and Mooney if his employment is terminated without cause or he resigns for good reason within 12 months after the date that our new CEO commenced employment with our Company. In these circumstances, we will make the following payments to the affected named executive officer:

•	A lump sum payment of 1.5 times his base salary;

•	A lump sum payment equal to his annual target bonus for the year in which the termination takes place, prorated to reflect the percentage of days worked through the termination date;

•
Reimbursement of his applicable COBRA premiums (or Australian equivalent, in the case of Mr. Holman) for the lesser of 12 months following the termination date or until the officer becomes eligible for insurance benefits from another employer; and

•	12 months accelerated vesting of his then outstanding and unvested stock options and other equity awards.
The Management Transition Retention Agreements define the term “cause” generally as:

•	Conviction or plea of no contest to any felony;

•	Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	Failure or refusal to perform his or her reasonably assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	Willful violation of his or her employment agreement.
The Management Transition Retention Agreements define “good reason” generally as:

•
Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities, including any change in such change or diminution resulting in the officer no longer directly reporting to the CEO;

•	A reduction in the officer's base salary or target bonus compensation or a material reduction of any employee benefit or perquisite; and/or

•
A relocation of his office to a location more than 40 miles from his existing office location, without the officer's consent, or a material adverse change in the business travel requirements of the officer's position.

Equity Awards
Our equity incentive plans govern the treatment of each of our named executive officers' stock rights, except PRSUs which are governed by individual PRSU agreements, upon termination of employment for cause or without cause by us, without good reason by the officers, or due to death or disability. In these circumstances, unvested RSAs, RSUs, SARs and PSARs will be immediately forfeited or terminated. Vested SARs granted under the 2004 Stock Plan, if any, will remain exercisable for one year after termination if the officers are terminated due to death or disability and 90 days if they are terminated for any other reason. Vested SARs and PSARs granted under the 2008 Equity Incentive Plan, if any, will remain exercisable for 90 days after termination if they are terminated for any reason, including death or disability.
If Messrs. Holman, Moye or Mooney's employment is terminated for cause by us or without good reason by the officer, all of their unvested PRSUs will be forfeited. Upon death or disability, Messrs. Boor, Holman, Moye and Mooney's PRSUs will vest, on a grant-by-grant basis, in an amount equal to the proportion of days in a performance period they worked prior to their death or disability, multiplied by the number of respective PRSUs that would have vested at the end of that performance period had their employment not terminated by death or disability and they had met 100% of their target performance levels.

Summary of Potential Payments Upon Termination of Employment or Change in Control
The following table sets forth the potential payments and benefits that would be received by our named executive officers (other than Mr. Chardon whose payments and benefits received in connection with his resignation are described above) in the event of a termination of employment, including a termination of employment in connection with a change in control of our Company. These payments and benefits have been quantified assuming their termination of employment, or their termination in connection with a change in control, or their termination following a change in CEO occurred on the last trading day of our most recently completed fiscal year (December 31, 2013) and that the price per share of our common stock is the closing market price on December 31, 2013 ($37.65 per share).

	Anthony W. Boor	Bradley J. Holman(1)	Joseph D. Moye	Kevin W. Mooney
Termination Without Cause or For Good Reason
Base salary	$—	$—	$—	$—
Lump sum bonus payment	—	—	—	—
Value of acceleration of equity incentives	—	—	—	—
Continuation of benefits	—	—	—	—
Total	$—	$—	$—	$—
Termination Upon Death or Disability
Base salary	$—	$—	$—	$—
Lump sum bonus payment	—	—	—	—
Value of acceleration of equity incentives	—	—	—	—
Continuation of benefits	—	—	—	—
Total	$—	$—	$—	$—
Termination Upon Change in Control
Base salary	$562,500	$536,403	$585,000	$600,000
Lump sum bonus payment	—	—	—	—
Value of acceleration of equity incentives	2,789,552	2,067,145	1,728,018	2,424,225
Continuation of benefits	14,001	—	16,746	13,848
Total	$3,366,053	$2,603,548	$2,329,764	$3,038,073
Termination Following CEO Change
Base salary	$562,500	$536,403	$585,000	$600,000
Lump sum bonus payment	187,500	178,801	195,000	200,000
Value of acceleration of equity incentives	842,604	767,751	586,681	887,331
Continuation of benefits	14,001	—	16,746	13,848
Total	$1,606,605	$1,482,955	$1,383,427	$1,701,179

(1)
Mr. Holman is paid in Australian dollars. The amounts paid to Mr. Holman which are shown above have been converted to USD using an average of the daily average exchange rate from AUD to USD for each day during the 2013. The average daily exchange rates for 2013 was 1 AUD = 0.9678 USD.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013
The following table sets forth the total compensation paid to each of our non-employee directors in 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Andrew M. Leitch	117,250	170,859	2,274	290,383
Timothy Chou	58,750	170,859	2,274	231,883
George H. Ellis	70,000	170,859	2,274	243,133
David G. Golden	58,500	170,859	2,274	231,633
Sarah E. Nash	68,750	170,859	2,274	241,883
Joyce M. Nelson	50,000	170,859	4,134	224,993

(1)
On August 6, 2013, we granted each of our non-employee directors 4,931 shares of restricted stock with an aggregate grant date fair value of $170,859, computed in accordance with FASB ASC Topic 718. No options to purchase shares of our common stock or SAR awards for shares of our common stock were granted to our non-employee directors in 2013.

(2)	The amounts reported consist of dividends paid in 2013 on shares of unvested restricted stock granted as equity compensation.
The following table shows the aggregate number of shares of restricted stock held by our non-employee directors as of December 31, 2013 that were received as compensation.

Name	Number of RSAs(1)
Andrew M. Leitch	18,955	(2)
Timothy Chou	21,582	(3)
George H. Ellis	14,486	(4)
David G. Golden	19,723	(5)
Sarah E. Nash	15,923	(6)
Joyce M. Nelson	12,428	(7)

(1)
Pursuant to our director compensation plan, we make annual grants of restricted stock to non-employee directors that vest 100% on the first anniversary of the date of grant or, if earlier, immediately prior to the following annual election of directors of our Company, provided that the director is still serving as a member of the Board of Directors at that time.

(2)
Includes 3,200 shares of restricted stock that vested June 21, 2006, 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock that vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012 and 4,544 shares of restricted stock that vested August 10, 2013, 15,331 shares of which Mr. Leitch has sold. Also includes 4,931 shares of restricted stock that will vest August 6, 2014 or, if earlier, immediately prior to the 2014 annual election of directors of our Company, provided that Mr. Leitch is then serving as a director of our Company.

(3)
Includes 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock that vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012 and 4,544 shares of restricted stock that vested August 10, 2013, 6,861 shares of which Mr. Chou has sold. Also includes 4,931 shares of restricted stock that will vest August 6, 2014 or, if earlier, immediately prior to the 2014 annual election of directors of our Company, provided that Mr. Chou is then serving as a director of our Company.

(4)
Includes 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012 and 4,544 shares of restricted stock that vested August 10, 2013, 3,500 shares of which Mr. Ellis has gifted and 13,100 shares of which Mr. Ellis has sold. Also includes 4,931 shares of restricted stock that will vest August 6, 2014 or, if earlier, immediately prior to the 2014 annual election of directors of our Company, provided that Mr. Ellis is then serving as a director of our Company.

(5)
Includes 5,816 shares of restricted stock that vested August 2, 2011, 4,432 shares of restricted stock that vested August 9, 2012, 4,544 shares of restricted stock that vested August 10, 2013 and 4,931 shares of restricted stock that will vest August 6, 2014 or, if earlier, immediately prior to the 2014 annual election of directors of our Company, provided that Mr. Golden is then serving as a director of our Company.

(6)
Includes 5,816 shares of restricted stock that vested August 2, 2011 and 4,432 shares of restricted stock that vested on August 9, 2012 and 4,544 shares of restricted stock that vested on August 10, 2013, 2,000 shares of which Ms. Nash has gifted and 1,800 shares of which Ms. Nash has sold. Also includes 4,931 shares of restricted stock that will vest August 6, 2014 or, if earlier, immediately prior to the 2014 annual election of directors of our Company, provided that Ms. Nash is then serving as a director of our Company.

(7)
Includes 8,197 shares of restricted stock that vested November 6, 2013, 700 shares of which Ms. Nelson has sold. This amount also includes 4,931 shares of restricted stock that will vest August 6, 2014 or, if earlier, immediately prior to the 2014 annual election of directors of our Company, provided that Ms. Nelson is then serving as a director of our Company.

Director Compensation
The general policy of the Board of Directors is that the compensation for our non-employee directors should be a mix of cash and equity-based compensation. The Board periodically reviews our director compensation program and practices, generally once every other year, and makes changes as it deems appropriate. The current director compensation program and practices were implemented in June 2013.
Fees Earned or Paid in Cash
Currently, we pay the non-employee members of the Board of Directors an annual cash retainer of $50,000 (for up to a maximum of eight meetings). The Chairman of the Board receives an additional annual cash retainer of $50,000. The chairmen of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $30,000 (for up to a maximum of twelve meetings), $20,000 (for up to a maximum of eight meetings) and $15,000 (for up to a maximum of four meetings), respectively. Other members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $15,000 (for up to a maximum of twelve meetings), $10,000 (for up to a maximum of eight meetings) and $10,000 (for up to a maximum of four meetings), respectively. All non-employee chairmen and members of the Board and committees receive $1,000 for each meeting they attend in person or by telephone above the specified maximum number of meetings for the Board and committees on which they serve.
Equity Compensation
Currently, each non-employee director receives annual RSAs with a value of approximately $165,000. Last year, the RSAs of our non-employee directors, were granted on August 6, 2013. We granted each non-employee director 4,931 shares of restricted stock, which was equal to $170,859 divided by the fair market value of our common stock on the date of grant.
Stock Ownership Guidelines
Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through their receipt of equity compensation, not later than three years after first receiving his or her first annual restricted stock award, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she is expected to accumulate, through his or her receipt of all equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions.
Continuing Director Education
Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on the Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the “Director Compensation For Fiscal Year 2013” table above.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Board of Directors who served on the Compensation Committee in 2013 are Chairman Sarah E. Nash, Timothy Chou and Andrew M. Leitch. None of these individuals has ever served as an officer or employee of ours. None of the members of the Compensation Committee serves or in the past has served as one of our officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board. Mr. Chardon and Mr. Boor participated in discussions regarding salary, bonus and equity compensation for our executive officers, except for discussions regarding their own salary, bonus and equity compensation.

TRANSACTIONS WITH RELATED PERSONS
The written charter of our Audit Committee authorizes and the NASDAQ Marketplace Rules require our Audit Committee to review and approve related party transactions. In reviewing related party transactions, our Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to us than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates must be approved by our Audit Committee or a majority of the disinterested directors, and must continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2013, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.
STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our Bylaws, a copy of which was attached as Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on March 22, 2011. No stockholder proposals were received for consideration at our 2014 Annual Meeting of Stockholders.
Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2015 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 1, 2015; provided, however, that if the date of the 2015 annual meeting is more than 30 days before or after June 23, 2015, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2015 annual meeting or (2) the 10th day following the first public announcement of the date of the 2015 annual meeting.
Under our Bylaws, in order for a stockholder to bring any business before a stockholder meeting including, but not limited to, the nomination of persons for election as directors, whether by inclusion of such business in our proxy materials or otherwise, the stockholder must provide us written notice not more than 75 days and not less than 45 days before the meeting in writing by registered mail, return receipt requested. Any such notice must set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) the name, age, business address, residence address and ownership of our stock, including date of acquisition and investment intent, of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) for business other than the nomination of persons for election of directors, a description of such business, the reasons for conducting the business at the meeting and, if such business includes a proposal to amend our Bylaws, the language of the proposed amendments; (c) any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, therefrom; (d) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (e) as to the stockholder giving notice and any Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (f) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.
Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice prior to March 17, 2015.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon written or oral request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or a single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by contacting our Corporate Secretary either by calling 1-800-443-9441 or by mailing a request to 2000 Daniel Island Drive, Charleston, South Carolina 29492. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or a single copy of proxy materials in the future in the same manner as described above.
ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the SEC is accessible free of charge on our website at http://proxy.blackbaud.com. It contains audited financial statements covering our fiscal years ended December 31, 2013, 2012 and 2011. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-866-900-BLKB or sending an e-mail to investor.relations@blackbaud.com. Please include your contact information with the request.
OTHER MATTERS
We do not know of any other matters to be submitted at the 2014 Annual Meeting of Stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.
THE BOARD OF DIRECTORS
Dated: April 30, 2014

Directions to the 2014 Annual Meeting of Stockholders
Blackbaud, Inc.
2000 Daniel Island Drive
Charleston, South Carolina 29492
From the Airport
Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue to the 1st stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From Downtown Charleston
Go north on Meeting Street toward I-26. Follow road under overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From South of Charleston
Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on I-526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From North of Charleston
Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Continue on Seven Farms Drive and at the third traffic light, turn right onto Daniel Island Drive. Blackbaud is ahead on the right.
From West of Charleston
Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

BLACKBAUD, INC.
Proxy for Annual Meeting of Stockholders on June 23, 2014
Solicited on Behalf of the Board of Directors
The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2014. The undersigned stockholder hereby also appoints Jon W. Olson and Anthony W. Boor, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned stockholder would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Blackbaud, Inc., to be held on June 23, 2014 at 4:00 p.m. EDT at 2000 Daniel Island Drive, Charleston, South Carolina 29492, and at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF STOCKHOLDERS OF
BLACKBAUD, INC.
June 23, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your Proxy Card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call and use the Company Number and Account Number shown on your Proxy Card.

Vote online/phone until 11:59 p.m. EDT on June 22, 2014.	COMPANY NUMBER
MAIL - Sign, date and mail your Proxy Card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting of Stockholders, Proxy Statement, form of electronic Proxy Card and 2013 Annual Report to

Stockholders are available at http://www.astproxyportal.com/ast/25567

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	00003333000000000000 2	062314

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1.	ELECTION OF DIRECTORS:
		NOMINEES:	FOR	AGAINST	ABSTAIN
		Timothy Chou	☐	☐	☐
		Joyce M. Nelson	☐	☐	☐
			FOR	AGAINST	ABSTAIN
	2	TO APPROVE, ON AN ADVISORY BASIS, BLACKBAUD, INC.’S 2013 EXECUTIVE COMPENSATION.	☐	☐	☐
			FOR	AGAINST	ABSTAIN
	3	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS BLACKBAUD, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement. The record date for the Annual Meeting is April 25, 2014. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

Signature of Stockholder	Date	Signature of Stockholder	Date

■	Note:
Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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